As filed with the Securities and Exchange Commission on January _____, 1998


                                        Registration No. 333-41635

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                       ----------------------------------
                                 FIRST AMENDMENT
                                   FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        ---------------------------------
                            GRIFFIN GOLD GROUP, INC.
--------------------------------------------------------------------------------

                (Exact name of Registrant specified in charter)

Delaware                              1041                76-0528788
--------------------------------------------------------------------------------
(State of                     (Primary Industrial     (I.R.S. Employer
Incorporation)                   Classification)            I.D.#)

                         15915 Katy Freeway, Suite 250
                              Houston, Texas 77094
                              Tel: (281) 398-5588
 -----------------------------------------------------------------------------
   (Address, including zip code of principal place of business and telephone number, including area code of Registrant's principal executive offices.)

         Richard W. Lancaster                      With a copy to:
                President                         Randall W. Heinrich
     15915 Katy Freeway, Suite 250               Gillis & Slogar, L.L.P.
         Houston, Texas 77094                     1000 Louisiana, Suite 6905
          Tel:  (281) 398-5588                    Houston, Texas 77002
     (Name, address, including zip code            (713)951-9100
     and telephone number, including
     area code of agent for service.)

Approximate date of commencement date or proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].

CALCULATION OF REGISTRATION FEE

                                                         Proposed
Title of each class                   Proposed           maximum
of securities to be    Amount to be   maximum offering   aggregate           Amount of
registered             registered     price per share    offering price      registration fee

Common Stock           1,000,000(1)     -0-                     -0-            -0-
Common Stock           5,000,000(2)     $1.00(2)          $5,000,000(2)       $1,475.00

(1)To be distributed to the stockholders of LS Capital Corporation, on a pro rata basis, for no consideration from such stockholders. (2)To be offered on a delayed or continuous basis pursuant to possible business combination transactions in the future at prices equivalent to the then current market price or a slight discount therefrom; for purposes of fee calculation, determined to be $1.00 per share.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                6,000,000 Shares

                            GRIFFIN GOLD GROUP, INC.

                                  Common Stock

     This Prospectus relates to the distribution (the "Distribution") by LS Capital Corporation, a Delaware corporation ("LS Capital"), to holders of record of LS Capital common stock at the close of business on __________________ _____, 1998 (the "Record Date") of 1,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Griffin Gold Group, Inc., a Delaware corporation (the "Company"). The Company is a newly-formed company engaged in efforts to extract (by means of proprietary technology) precious minerals believed to be located on certain tracts of land controlled by the Company and located in the Amargosa Valley in the upper Mohave Desert in California. See "BUSINESS."


     In connection with the Distribution, each stockholder of LS Capital will generally receive one share of Common Stock for each ten shares of LS Capital common stock owned on the Record Date. However, fractional shares will not be issued, but instead a LS Capital stockholder otherwise entitled to a fractional share will receive cash in lieu thereof. Certificates representing the number of shares of Common Stock to which LS Capital stockholders are entitled, and checks representing payment for any fractional shares that otherwise would be issued, are being delivered to LS Capital stockholders simultaneously with this Prospectus. Management believes that shares of Common Stock comprising the Distribution and received by LS Capital's stockholders will be characterized as taxable dividends to such stockholders upon receipt. See "THE DISTRIBUTION -- Certain Federal Income Tax Consequences." FOR A DISCUSSION OF CERTAIN RISKS RELATING TO THE OWNERSHIP OF THE COMMON STOCK, SEE "RISK FACTORS."


     No consideration will be paid by LS Capital's stockholders for the shares of Common Stock comprising the Distribution. The Company will not receive any proceeds from the Distribution. There is no current public trading market for the shares of Common Stock. Subject to the sponsorship of a market maker, shares of Common Stock will be traded in the over-the-counter market on the OTC Electronic Bulletin Board.


     The Company currently has outstanding 10,000,000 shares of Common Stock. The shares to be to be distributed will constitute approximately 10% of the outstanding shares of Common Stock of the Company as of the date of the Distribution. Management of the Company and LS Capital believed that the distribution of 1,000,000 shares of Common Stock as described herein would be adequate to create an orderly public trading market in the Common Stock. LS Capital will retain 4,000,000 shares of Common Stock after the Distribution. LS Capital presently intends to hold these shares for investment purposes.



     In addition to the shares of Common Stock comprising the Distribution, the Company is also registering 5,000,000 shares of Common Stock to be offered on a continuous or delayed basis in the future (at prices equivalent to the then current market price of the Common Stock or at slight discounts therefrom) in connection with future business combination transactions.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     UNTIL ___________________ _____, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



The date of this Prospectus is _________________ _____, 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 and exhibits relating thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of which this Prospectus is a part. This Prospectus does not contain all the information set forth in the Registration Statement. Reference is made to such Registration Statement for further information with respect to the Company and the securities of the Company covered by this Prospectus. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the related document filed with the
Commission. The Commission maintains a World Wide Web site that contains reports, proxy statements and information statements and other information (including the Registration Statement) regarding issuers that file electronically with the Commission. The address of such site is
http://www.sec.gov. The Registration Statement and exhibits may also be inspected, and copies thereof may be obtained at prescribed rates, at the offices of the Commission, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company is not currently a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"). However, the Company currently intends to register and become a reporting company under the Exchange Act as soon as possible after the Registration Statement is declared effective. Until such registration, the Company intends to deliver voluntarily annual reports with audited financial statements to the Company's stockholders and to file with the Commission Annual Reports on Form 10-KSB, which will contain audited financial statements. After they are filed, these Annual Reports and audited financial statements can be inspected at, and copies downloaded from, the Commission's World Wide Web site at the Internet address stated in the previous paragraph. These Annual Reports and audited financial statements can also be inspected, and copies thereof may be obtained at prescribed rates, at the offices of the Commission at the address also stated in the previous paragraph.

     No  person  is  authorized  to  give  any   information   or  to  make  any
representation not contained in this Prospectus, and, if given or made, any information or representation not contained herein must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities covered by this Prospectus in any jurisdiction to or from any person to or from whom it is unlawful to make such offer or such solicitation of an offer in such jurisdiction. Neither the delivery of this Prospectus nor the securities covered by this Prospectus shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date hereof.

                               PROSPECTUS SUMMARY

     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.


Company Griffin Gold Group, Inc. (the "Company") is a newly-formed Delaware corporation engaged in efforts to extract precious minerals believed to be located on certain tracts of land controlled by the Company and located in the Amargosa Valley in the upper Mohave Desert in California. See "BUSINESS." The Company's control over these tracts is provided by certain options granted in the Company's favor to lease certain claims governing the mineral rights relating to these tracts. Pending the exercise of these options, the Company has certain rights to explore for minerals on these tracts. There are no conditions to the Company's exercise of these options other than the payment of a comparably minor option exercise price. However, the options require the Company to pay a relatively small annual option price and to honor certain obligations. The failure to pay these amounts or honor these obligations could result in the forfeiture of the options. See "BUSINESS - Operations Mining Claims." The Company will conduct its extraction effort by means of a proprietary technology currently undergoing refinement. After certain objectives are met pertaining to this technology, LS Capital will receive a license of this technology, and LS Capital will in turn sublicense this technology to the Company. This technology is new and has been determined to be capable of extracting precious minerals in a laboratory setting. However, the technology must prove capable of producing precious minerals on a larger scale at cost levels that will enable production to occur profitably. The Company has processed ores only on an experimental basis and has not yet processed any ores on a commercial basis. Additional time will be necessary to prove or disprove the technology's capability of extracting precious minerals on a commercial basis. There can be no assurance that the technology will prove capable of producing precious minerals at the required scale and at the required cost levels. See "BUSINESS - Operations - Intellectual Property" and "RIS FACTORS - Technological Risk Factor." For the next twelve months, the Company intends to continue to work to achieve consistent yields from processed ores and confirm the capabilities of the technology used by the Company; to scale up the level of processing; to add additional employees; and to commence work on the financing and construction of a commercial plant, provided that the Company's technology meets certain expectations. There can be no assurance that the Company will be successful in achieving any of these goals. See "BUSINESS - Operations - Plan of Operation." The Company's offices are located at 15915 Katy Freeway, Suite 250, Houston, Texas 77094. The Company's telephone number is (281) 398-5588.


Distri-   LS Capital Corporation, a Delaware corporation.
buting
Company


Primary   To more firmly  establish  the identity of the Company  separate from
Purposes  LS Capital and to create a public trading  market for the Common Stock
of        so  that  the  Company  can  (i) be recognized  by the  financial
Distri-   community as a distinct  business,  (ii) take  advantage of the bution possibility of enhanced stockholder value resulting from the public trading of the Common Stock, (iii) better enable itself to make acquisitions using its capital stock as consideration, (iv) better enable itself to obtain financing with respect to its particular business and projects without the involvement of LS Capital or its subsidiaries, and possibly from lenders unwilling to
          lend to companies in LS Capital's  historical  business,   and  (v)
          implement more focused incentive compensation arrangements that are tied more directly to results of its operations.

Shares    The Company currently has outstanding  10,000,000 shares of Common
to be     Stock, par value $.10 per share. The Distribution consists of
Distri-   1,000,000 shares of Common Stock.  The  shares to be to be distributed buted will constitute approximately 10% of the outstanding shares of Common Stock of the Company as of the date of the Distribution. Management of the Company and LS Capital believed that the distribution of 1,000,000 shares of Common Stock as described herein would be adequate to create an orderly public trading market in the Common Stock. LS Capital will retain 4,000,000 shares of Common Stock after the Distribution. LS Capital presently intends to hold these shares for investment purposes.




Distri-   Each LS Capital  stockholder  will generally  receive one share of
bution    Common  Stock for each ten shares of LS Capital  common  stock held on
Ratio     the Record Date.

Fract-    Fractional  shares  will not be  issued,  but  instead a LS  Capital
ional     stockholder otherwise entitled to a fractional share will receive cash
Shares in lieu thereof based on the average closing price of the Common Stock for its first 10 days of trading.

Record    Close of business on ____________________ _____, 1998.
Date

Delivery Certificates  representing  the shares of Common  Stock to which LS
of       Capital stockholders are entitled, and checks representing payment for
Stock    any fractional  shares  that  otherwise would be  issued,  are  being
Certifi- delivered  to LS  Capital  stockholders  simultaneously  with  this
and      Prospectus.
Checks

Tax      The Distribution is not being structured on a basis tax-free to LS
Conse-   Capital stockholders, and management believes that the Distribution quences could not be structured on such a basis. Management believes that shares of Common Stock comprising the Distribution and received by LS Capital's stockholders will be characterized as taxable dividends to such stockholders upon receipt. See "THE DISTRIBUTION -- Certain Federal Income Tax Consequences."

Other    In addition to the shares of Common Stock comprising the Distribution,
Shares   the Company  is   also  registering  5,000,000  shares  of Common Stock
Being    to be offered  on a  continuous  or   delayed  basis  in the  future
Regis-   (at  prices equivalent to the then current market price of the  Common tered Stock or at slight discounts therefrom) in connection with future business combination transactions.

Trading  There is no  current  public  trading  market  for the shares of Common
Market   Stock.  Subject to the   sponsorship  of a market maker,  shares of
         Common Stock will be traded in the over-the- counter market on the OTC Electronic Bulletin Board.

Transfer The transfer agent and registrar for the Common Stock is Continental Agent & Stock & Trust Company, 2 Broadway, 19th Floor, New York, New York
Regis-   10004.
trar

Dividend The payment and amount of cash dividends on the Common Stock after the Policy Distribution will be at the discretion of the Company's Board of
         Directors. The Company has not heretofore paid any dividends, and the Company does not currently anticipate paying any dividends on its Common Stock. The Company's dividend policy will be reviewed by the Company's Board of Directors at such future times as may be appropriate, and payment of dividends will depend upon the Company's financial position, capital requirements and such other factors as the Company's Board of Directors deems relevant.

Risk     Stockholders  should  carefully  consider the matters  discussed under
Factors the section entitled "RISK FACTORS" in this Prospectus. The Company has only a limited operating history and is subject to all of the inheren risks of a developing business enterprise. The Company is in need of additional capital and has no constant and continual flow of revenues.

Use of The Company will not receive any proceeds from the Common Stock Proceeds comprising the Distribution. Moreover, the Company will not receive any proceeds when it issues any of the other 5,000,000 shares covered by this Prospectus. However, such other shares are intended be used for business combination transactions pursuant to which the Company will acquire direct or indirect ownership of assets and properties.

Inqui-   Stockholders of LS Capital with inquiries relating to the Distribution
ries     should  contact  Keith Keith J.  McKenzie,  by mail at LS Capital's
Relating offices at 15915 Katy Freeway,  Suite 250,  Houston, Texas 77094, or
to       by telephone at his telephone number 800/263-1880.
Distri-
bution


                                  RISK FACTORS

THE SECURITIES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK AND, THEREFORE, SHOULD BE CONSIDERED EXTREMELY SPECULATIVE. PROSPECTIVE INVESTORS SHOULD READ THE ENTIRE PROSPECTUS AND CAREFULLY CONSIDER, AMONG THE OTHER FACTORS AND FINANCIAL DATA DESCRIBED HEREIN, THE FOLLOWING RISK FACTORS:


            1. Limited Operating History. The Company was incorporated on October 30, 1996. Shortly after incorporation, the Company commenced its research and development activities. The Company has not yet processed any ores on a commercial basis, and there can be no assurance that the Company will be able to. In view of the foregoing, the Company has only a limited operating history and is subject to all risks inherent in a developing business enterprise. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with a new business in general and those specific to the mineral exploration and extraction businesses and the competitive and regulatory environment in which the Company will operate.


            2. Lack of Mineral Extraction Experience by Management. No members of the Company's management have ever had any direct experience in the management or operation of any business engaged in the mineral extraction or exploration industry, although all members of the Company's board of directors have extensive prior experience in the natural resource industry. This lack of experience may make the Company more vulnerable than others to certain risks, and it may also cause the Company to be more vulnerable to business risks associated with errors in judgement that could have been prevented by more experienced management. Management's lack of previous direct experience in the mineral extraction and exploration industry could have a material adverse effect on the future operations and prospects of the Company.


           3. Lack of Revenue and Need for Additional Capital. The Company has not yet earned any revenues from operations, and accordingly has no constant and continual flow of revenues. While the Company's need for additional capital can not now be precisely ascertained because of the indefiniteness of the ultimate size and scope of the Company's mineral extraction activity, management believes that the Company's future capital needs will exceed the Company's current financial position. The Company expects to finance its operations for fiscal 1997 and 1998 through cash flow from operations, the possible placement of the Company's equity securities, joint venture arrangements (including project financing), the use of certain shares of Common Stock to be registered pursuant to another registration statement to encourage outside consultants to provide services to the Company, and the use of certain of the shares of Common Stock covered by this Prospectus for purposes of acquisitions. The Company is looking for sources of additional capital, but there can be no assurance that such sources can be found or that, if found, the terms of such capital will be commercially acceptable to the Company. Because of the Company's need for additional capital, the lack of consistent revenues or the inability to obtain necessary capital or both could prove to be detrimental factors in the development of the Company's business.


            4. Industry Risks. Mineral exploration and extraction (particularly for gold) is highly speculative in nature, frequently is nonproductive, and involves many risks, including, without limitation, unforeseen geological formations, cave-ins, environmental concerns and personal injury. Such risks can be considerable and may add unexpected expenditures or delays to the Company's plans. Moreover, an extended period of time may be needed to develop the Company's mineral properties. Because the market prices of any minerals produced are subject to fluctuation, the economic feasibility of production may change during this period of time of development. Another factor is that the Company will use the evaluation work of professional geologists, geophysicists, and engineers for estimates in determining whether to commence or continue extraction work. These estimates generally rely on scientific estimates and economic assumptions, which in some instances may not be correct, and could result in the expenditure of substantial amounts of money on a property before it can be determined whether or not the property contains economically recoverable mineralization. The Company is not able to determine at present whether or not, or the extent to which, such risks may adversely affect the Company's strategy and business plans. There can be no assurance that the Company's mineral extraction activities will be successful or profitable.

           5. Lack of Proven or Probable Mineral Reserves. The economic viability of a mineral property cannot be determined until extensive exploration and development have been conducted and a comprehensive feasibility study performed. Although the Company has conducted surface sampling on its mineral properties indicating that precious minerals exist on these properties, the Company has not confirmed the level of existing precious minerals, and the Company has not had any independent testing undertaken to confirm the results of the Company's internal sampling. As a result, the Company has not completed sufficient geological testing to establish proven or probable mineral reserves for its mineral properties. Consequently, the Company has been unable to ascertain with certainty whether adequate minerals reserves sufficient for profitable operations exist. Nonetheless, the Company is continuing with on-going internal testing and is planning on obtaining independent third-party testing as soon as funds are available therefor. Notwithstanding the preceding, management believes that the Company's surface sampling indicates the existence of sufficient mineralization to warrant continued development of the Company's mineral properties. However, there can be no assurance that proven or probable ore reserves will ultimately be established.

           6. Limited Number of Mineral Properties. The Company is engaged only in the mineral extraction business, and it currently has rights, and for the foreseeable future will have rights, in only two mineral properties, although the Company is registering additional shares so that it may engage in business combination transactions in which additional mineral properties may be acquired. At the present, the success of the Company depends entirely upon the Company's ability to extract minerals from these two properties on a profitable basis. This limited diversification may make the results of the Company's operations more volatile than they would be if the Company operated in more than one industry, or owned or controlled more mineral properties.


           7. Technological Risk Factor and Dependence on Third Party. The ultimate realization of the Company's investment in its mineral properties depends upon the commercial feasibility of the proprietary technology that the Company intends to use in the Company's mineral extraction process. This technology is new and has been determined to be capable of extracting precious minerals in a laboratory setting. However, the technology must prove capable of producing precious minerals on a larger scale at cost levels that will enable production to occur profitably. There can be no assurance that the technology will prove capable of producing precious minerals at this scale and at these cost levels. The failure of the technology to produce precious minerals at the foregoing scale and cost levels would most likely materially and adversely affect the Company's ability to pursue its business objectives. In addition to the preceding, other companies competing with the Company are expected to have the right to use the Company's proprietary technology and will thus have the same abilities as the Company in this regard. Moreover, the Company does not have the facilities to extract precious minerals from the ores mined from its mineral properties. Instead, to extract the precious minerals, the Company will rely upon Desert Minerals, Inc. ("DMI"), a partially-owned subsidiary of LS Capital. DMI has entered into a two-year agreement with the Company to process the Company's ore on a limited basis. DMI currently has only a "pilot" plant, although it proposes to construct a larger processing plant to produce gold on a larger scale at a commercially feasible cost, provided that the Company's technology meets certain expectations. The construction of the larger plant is contingent on proving the capability of the Company's technology and procuring necessary financing. There can be no assurance that both of these contingencies will be satisfied.

        8. Title. The Company currently holds interests in two precious mineral properties located in the Amargosa Valley in the upper Mohave Desert in California. One of these properties comprising 1,600 acres is located near Tecopa, California about 60 miles west of Las Vegas, while the other comprising 1,920 acres is located about 25 miles east of Barstow, California. These two properties have a combined total of about 5.5 square miles in surface land. Title to mining properties in the western United States involves certain inherent  risks  due  to  the  impossibility  of  determining  the  validity  of unpatented claims from real estate records, as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mining properties. Although the Company believes it conducted reasonable investigations (in accordance with standard mining industry practice) of the validity of ownership of and the ability of certain holders of certain mining claims to transfer to the Company certain rights and other interests therein, there can be no assurance that it holds good and marketable title to all of its properties. The Company has conducted limited reviews of title and obtained representations regarding ownership from holders of mineral rights. The Company's practice will be, if possible, to obtain title insurance with respect to its major mineral properties when a decision is made to proceed with large scale mining. This insurance however may not be sufficient to cover loss of investment or of future profits.



           9. No Obligated Purchaser. The Company has not entered into any agreements with any purchasers of the Company's production. While management believes that because of the nature of the market for precious metals, the Company will not have significant trouble finding purchasers of the most important portion of the Company's production, the failure to have an obligate purchaser may the Company's business riskier than if the Company were to have a substantial, credit-worthy purchaser obligated to purchase all or a substantial portion of the Company's production.


           10. Risk of Potential Dilution; Future Share Issuances. The Company is registering an aggregate of 5,000,000 shares of Common Stock to be offered by the Company on a continuous or delayed basis in the future in connection with anticipated business combination transactions. In addition, the Company is considering the registration of 1,000,000 additional shares of Common Stock to be issued to consultants in exchange for services provided to the Company. The issuance of shares in connection with acquisitions and to consultants in exchange for services provided and the consideration to be received therefor will be entirely within the discretion of the Company's Board of Directors. Although the Board of Directors intends to utilize its reasonable business judgement to fulfill its fiduciary obligations to the Company's then existing stockholders in connection with any such issuance, it is possible that the future issuance of additional shares could cause immediate and substantial dilution to the net tangible book value of those shares of Common Stock that are issued and outstanding immediately prior to such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could have a material effect on the market value of the shares.

           11. Risks from Acquisitions. While the Company does not expect that acquisitions will be a central part of the Company's business plan, the Company may acquire complementary tracts of land, companies, products, services or technologies as part of its business plan. The Company's success in its acquisition activities depends on the Company's ability to identify suitable acquisition candidates, acquire such companies on acceptable terms and integrate their operations successfully with those of the Company. Any such transactions would be accompanied by the risks commonly encountered in such transactions. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired companies; the potential disruption of the Company's ongoing business; the inability of management to maximize the financial and strategic position of the Company through the successful incorporation of acquired businesses and technologies; additional expenses associated with amortization of acquired intangible assets; the maintenance of uniform standards, controls, procedures and policies; the impairment of relationships with employees, customers, vendors and contractors as a result of any integration of new management personnel; and the potential unknown liabilities associated with acquired businesses. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions. Due to all of the foregoing, the Company's pursuit of any future acquisition may have a material adverse effect on the Company's business, results of operations, financial condition and cash flows. To the extent the Company chooses to use cash for acquisition consideration in the future, the Company may be required to obtain additional financing, and there can be no assurance that such financing will be available on favorable terms, if at all.

           12. Related Party Transactions. In connection with the transaction in which the Company acquired control over its precious mineral properties, the Company issued a large number of shares of Common Stock to persons who now each separately own more than five percent of the outstanding shares of Common Stock. For more detailed information on these issuances of shares, see "BUSINESS -Introduction." While these issuances of shares were the result of arms-length negotiations, there can be no assurance that these issuances were fair to the Company. In addition, the Company has entered into an agreement with Desert Minerals, Inc. ("DMI"), a partially-owned subsidiary of LS Capital whereby DMI would process the Company's ore on a limited basis. For more detailed information on this agreement, see "BUSINESS - Operations Extraction." The DMI agreement was not the result of arms-length negotiations. Accordingly, there can be no assurance that the terms and conditions of this agreement are as favorable to the Company as those that could have been obtained from unaffiliated third parties. There can be no assurance that the services to be provided under the DMI agreement will be provided at the level of quality the Company expects or will continue beyond the agreement's initial term, or that such agreement will not be modified in the future.

           13. Transition to Independent Public Company. The Company does not have an operating history as an independent company. One of the challenges facing the Company will lie in the Company's ability to transform itself from a privately held company to a publicly held company, independent of LS Capital. There can be no assurance that the Company will be successful in this regard. Prior to the Distribution, a number of services have been provided to the Company by LS Capital. After the Distribution, the Company will need to develop its own services and support systems independent of LS Capital. These systems will consist primarily of accounting services, and reporting and other compliance matter with respect to the Commission. The Company believes that the costs of establishing these systems will be fairly manageable, and the Company may satisfy such costs in a large part through the issuance of Common Stock. See "RISK FACTORS - Risk of Potential Dilution; Future Share Issuances."

           14. Retention and Attraction of Key Personnel. The Company's success will depend, in large part, on its ability to retain and attract highly qualified personnel. The Company's success in retaining its present staff and in attracting additional qualified personnel will depend on many factors, including its ability to provide them with competitive compensation arrangements, equity participation and other benefits. There is no assurance that the Company will be successful in retaining or attracting highly qualified individuals in key management positions.


           15. Reliance Upon Directors and Officers and Limited Management Resources. The Company is wholly dependent, at the present, upon the personal efforts and abilities of its officers and directors who exercise control over the day-to-day affairs of the Company. The Company is substantially dependent upon the efforts and skills of Richard W. Lancaster, a director and the President of the Company, and Paul Montle, a director and the Vice President of the Company. The loss of the services of either Mr. Lancaster or Mr. Montle, or the inability of either of them to devote sufficient attention to the operations of the Company, would have a materially adverse effect on the Company's operations. The Company does not maintain key man life insurance on either of Mr. Lancaster or Mr. Montle. In addition, there can be no assurance that the current level of management is sufficient to perform all responsibilities necessary or beneficial for management to perform, or that the Company would be able to hire additional, qualified management personnel to perform such responsibilities in view of tight employment market and financial constraints. Mr. Lancaster has entered into an employment agreement. Mr. Montle has not. Neither Mr. Lancaster nor Mr. Montle has entered into a covenant not to compete agreement with the Company.


           16. Control, Cumulative Voting, and Preemptive Rights. After completion of the Distribution, LS Capital and Kent E. Lovelace, Jr. (a director of LS Capital) will own approximately 51.3% of the outstanding shares of the Common Stock. Moreover, after completion of the Distribution, LS Capital, Keith
J. McKenzie, Edwin Hemsted and Mr. Lovelace will own in the aggregate approximately 88.8% of the outstanding shares of the Common Stock. Cumulative voting in the election of Directors is not provided for. Accordingly, the holders of a majority of the shares of Common Stock, present in person or by proxy, will be able to elect all of the Company's Board of Directors after completion of the Distribution. There are no preemptive rights in connection with the Common Stock. Thus, stockholders may be diluted in their percentage ownership of the Company in the event additional shares are issued by the Company in the future.

           17. Preferred Stock. The Company's Certificate of Incorporation authorized the issuance of up to 10,000,000 shares of Preferred Stock, par value $.01 per share, of which none were issued as of the date of this Prospectus. The authorized Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock allows the Board of Directors from time to time to divide the Preferred Stock into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval. One of the effects of the existence of authorized but unissued shares of preferred stock authorized in series may be to enable the Company's Board of Directors to render it more difficult, or to discourage an attempt, to gain control of the Company by means of a merger, tender offer at a control premium price, proxy contest or otherwise and protect the continuity of or entrench the Company's management, which concomitantly may have a potentially adverse effect on the market price of the Common Stock.

           18. Indemnification of Officers and Directors for Securities Liabilities. The Bylaws of the Company provide that the Company shall indemnify any director, officer, agent and/or employee as to those liabilities and on those terms and conditions as are specified in the General Corporation Law of Delaware. Further, the Company may purchase and maintain insurance on behalf of any such persons whether or not the Company would have the power to indemnify such person against the liability insured against. The foregoing could result in substantial expenditures by the Company and prevent any recovery from such officers, directors, agents and employees for losses incurred by the Company as a result of their actions. Further, the Commission takes the position that indemnification is against the public policy as expressed in the Act, and is, therefore, unenforceable.

           19. Regulatory Concerns. The Company's mining facilities and operations are subject to substantial government regulation, including federal, state and local laws concerning mine safety, land use and environmental protection. The Company must comply with local, state and federal requirements regarding exploration operations, public safety, employee health and safety, use of explosives, air quality, water pollution, noxious odor, noise and dust controls, reclamation, solid waste, hazardous waste and wildlife as well as laws protecting the rights of other property owners and the public. Although the Company believes that it is in substantial compliance with such regulations, laws and requirements with respect to its mineral properties, failure to comply could have a material adverse effect on the Company, including substantial penalties, fees and expenses, significant delays in the Company's operations and the potential shutdown of the Company's operations. The Company must also obtain and comply with local, state and federal permits, including waste discharge requirements, other environmental permits, use permits, plans of operation and other authorizations. Obtaining these permits can be very costly and take significant amounts of time. Although the Company foresees no material problems or delays, no assurances can be given that the Company can obtain the necessary permits or commence mining operations, or that, if permits are obtained, there will be no delay in the Company operations or the Company can maintain economic production in compliance with the necessary permits.

           20. Absence of Prior Trading Market for the Common Stock. There has not been any established public market for the trading of the Common Stock. Subject to the sponsorship of a market maker, shares of Common Stock will be traded in the over-the-counter market on the OTC Electronic Bulletin Board. There can be no assurance as to the prices at which the Common Stock will trade after the Distribution. Until the Common Stock comprising the Distribution is fully distributed and an orderly market develops and even thereafter, the prices at which shares trade may fluctuate significantly. Prices for shares of Common Stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, investor perception of the Company and the industry in which the Company participates and general economic and market conditions.


           21. Potential Future Sales Pursuant to Rule 144. Ten million shares of Common Stock are presently issued and outstanding, all of which are "restricted securities" as that term is defined in Rule 144 promulgated under the Act. One million shares of Common Stock are being registered in connection with the Distribution and should become generally freely tradeable as a result thereof, except for shares of Common Stock received by persons who may be deemed to be "affiliates" of the Company under the Act. As to the nine million remaining restricted shares, Rule 144 (as amended effective April 29, 1997) provides in general that a person (or persons whose shares are aggregated) who has satisfied a one-year holding period, may sell within any three month period, an amount which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Four million of the outstanding shares of Common Stock not part of the Distribution have been outstanding for over one year and are thus eligible for sale under Rule 144. On June 5, 1998, the remaining 5,000,000 of the outstanding shares of Common Stock not part of the Distribution will have been outstanding for over one year and will then become eligible for sale under Rule 144. Rule 144 (as amended effective April 29, 1997) also permits the sale of shares, under certain circumstances, without any quantity limitation, by persons who are not affiliates of the Company and who have beneficially owned the shares for a minimum period of two years. All or nearly all of the 9,000,000 outstanding shares of Common Stock not part of the Distribution are held by affiliates, and so long as they are held by affiliates they will not become eligible for sale free from the restrictions of Rule 144. The possible sale of these restricted shares, whether subject to or free from the restrictions of Rule 144, may in the future dilute an investor's percentage of freely tradeable shares and may have a depressive effect on the price of the Company's securities, and such sales, if substantial, might also adversely effect the Company's ability to raise additional equity capital. See "DESCRIPTION OF CAPITAL STOCK - Shares Eligible for Future Sale."

       22. Risks Relating to Low-Priced Stocks. Management believes that the trading price of the Common Stock is likely to start below $5.00 per share. If the trading price of the Common Stock were to start and remain below $5.00 per share, trading in the Common Stock would be subject to the requirements of certain rules promulgated under the Exchange Act which require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock.


           23. No Dividends. The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore. To date, the Company has not paid any cash dividends. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations. If the Company obtains additional financing, it is likely that there will be restrictions on the Company's ability to declare any dividends. See "DIVIDEND POLICY" and "DESCRIPTION OF CAPITAL STOCK."

           24. Competition. The Company operates in an industry that is characterized by intense competition for resources, equipment and personnel. Some of the Company's principal competitors are substantially larger, have substantially greater resources, and expend considerably larger sums of capital than the Company for exploration, rehabilitation and development.

           25. Insurance Coverage and Uninsured Losses. The Company has procured insurance covering personal injury, workers' compensation and damage to property and equipment. There can be no assurance that the Company will be successful in maintaining such insurance at rates acceptable to the Company or that such insurance will prove adequate. Moreover, in view of recent trends in damage awards in personal injury lawsuits, insurance apparently adequate at the time of its procurement may prove insufficient to satisfy large losses or judgments against that may subsequently be obtained against the Company. Furthermore, certain types of insurance coverage (generally against losses caused by natural disasters and Acts of God) are either unattainable or prohibitively expensive. Substantial damage awards against the Company or substantial damages not covered by insurance could affect the Company's ability to continue as a going concern and may force the Company to seek protection under the federal bankruptcy laws.

           26. Volatile Market Prices for Gold. The price of gold will have a material effect on the Company's financial operations. Following deregulation, the market price for gold has been highly speculative and volatile. The price of gold reached a short-lived high in 1980 of slightly over $800 per ounce. The price of gold has declined to a price of approximately $320 per ounce in September 1997. Instability in the price of gold may affect the profitability of the Company's operations. No assurances can be given that the Company has or will discover gold mineralization in commercial quantities or, if such mineralization in commercial quantities has been or is hereafter discovered, that gold could be produced at a profit given the recent market price range for gold.

           27. Proposed Changes to Mining Laws. The Company's unpatented mining claims on federal lands are currently subject to procedures established by the U.S. General Mining Law of 1872. Legislation has been introduced in prior and current sessions of the U.S. Congress to make significant revisions to the U.S. Mining Laws including strict new environmental protection standards and conditions, additional reclamation requirements and extensive new procedural steps which would likely result in delays in permitting and which could have a material adverse effect on the Company's ability to develop minerals on federal lands. The proposed revisions would also impose royalties on gold production from unpatented mining claims. Although legislation has not been enacted, attempts to amend these laws can be expected to continue. The extent of the changes that actually will be enacted and their potential impact on the Company cannot be predicted.

FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE SHARES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. STOCKHOLDERS SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS.

                                    BUSINESS

                                  Introduction


            Griffin Gold Group, Inc. (the "Company") was incorporated on October 30, 1996 under the laws of the State of Delaware. The Company was formed for the purpose of engaging in efforts to extract (by means of proprietary technology) precious minerals believed to be located on certain tracts of land controlled by the Company and located in the Amargosa Valley in the upper Mohave Desert in California. The Company's control over these tracts is provided by certain options granted in the Company's favor to lease certain claims governing the mineral rights relating to these tracts. Pending the exercise of these options, the Company has certain rights to explore for minerals on these tracts. There are no conditions to the Company's exercise of these options other than the payment of a comparably minor option exercise price. However, the options require the Company to pay a relatively small annual option price and to honor certain obligations. The failure to pay these amounts or honor these obligations could result in the forfeiture of the options.


            The Company's proposed principal products are a condensate and dore bars both containing precious minerals. Neither of these products is currently being produced on a commercial basis. Once produced, both of these products will be sold to third parties for further refining. The Company has only a limited operating history and involves all the risks associated with a company with a limited operating history.


            In connection with the formation of the Company, an agreement dated October 30, 1996 governing certain matters respecting the formation of the Company (the "Formation Agreement") was entered into. The parties to the
Formation Agreement were Edwin Hemsted ("Hemsted"); Zeotech Industries, Inc. ("Zeotech"), a company under Mr. Hemsted's control; Keith J. McKenzie ("McKenzie"); KJM Capital Corp. ("KJM"), a company under Mr. McKenzie's control; W.D. Groves ("Groves"); Kent E. Lovelace, Jr. ("Lovelace"); LS Capital; and the Company. In April 1997, the Formation Agreement was amended by means of a First Amendment to Agreement (the "First Amendment"), and in July 1997, the Formation Agreement was amended again by means of a Second Amendment to Agreement (the "Second Amendment"). Unless the context indicates otherwise, the term "Formation Agreement" hereafter means the Formation Agreement as amended by the First Amendment and the Second Amendment.

            Pursuant to the provisions of the Formation Agreement, Hemsted, Zeotech, McKenzie, KJM, Groves and Lovelace (referred to collectively as the "Contributors") were to contribute to the Company certain unpatented mining claims that have now become the Company's mineral properties. For their contribution, Hemsted, McKenzie, Groves and Lovelace were to receive (pursuant to the Formation Agreement) 1,250,000, 1,375,000, 1,250,000 and 1,125,000
shares, respectively, of the Common Stock, for a total of 5,000,000 shares. At the time that the Formation Agreement was entered into, the Contributors did not control these claims. However, the Company and the Contributors eventually agreed that, in lieu of acquiring the claims and contributing them to the Company, the Contributors could receive the 5,000,000 shares of Common Stock as provided in the Formation Agreement if they could arrange and consummate a transaction whereby the Company acquired control of the claims. Ultimately, the Contributors were successful in arranging and consummating a transaction in which the holders of the claims granted options in favor of the Company to lease the claims and (pending exercise of the options) to explore for minerals on the tracts of land underlying the claims. (For more details on these options and the amounts received and to be received by the persons granting these options, see "BUSINESS - Operations - Mining Claims.") For their efforts, Hemsted, McKenzie, Groves and Lovelace were issued shares of Common Stock as provided for in the Formation Agreement and as agreed to by the Company. The Formation Agreement also provided that Hemsted, McKenzie and Groves were to receive 166,666, 166,667 and 166,666 shares, respectively, of LS Capital common stock, for a total of 500,000 shares. These 500,000 shares of LS Capital common stock had an aggregate market value of approximately $125,000 at the time that they were issued. The issuance of these shares by LS Capital for the benefit of the Company was accepted by the Company as a capital contribution to the Company. In consideration of this capital contribution, LS Capital was issued 5,000,000 shares of Common Stock. The number of shares of Common Stock and LS Capital common stock issued separately to Hemsted, McKenzie, Groves and Lovelace was agreed upon after arms-length negotiations among the relevant parties.


            As it was originally entered into, the Formation Agreement provided that Hemsted, McKenzie and Groves were required to make by April 30, 1997 an aggregate additional capital contribution to the Company in the amount of $500,000. By means of the First Amendment and the Second Amendment, the Formation Agreement was amended to postpone the date for the additional capital contribution first until July 31, 1997 and eventually until November 30, 1997. In the Formation Agreement, Hemsted, McKenzie and Groves pledged to LS Capital the shares of the Common Stock that they were to receive pursuant to the Formation Agreement to secure their additional capital contribution obligations. The Formation Agreement provides that if Hemsted, McKenzie and Groves do not timely fulfill their additional capital contribution obligations, they will forfeit their unsold Common Stock and LS Capital common stock, LS Capital may exercise the rights of a secured creditor with respect to the pledged shares of the Common Stock, and the Company will reconvey to Hemsted, McKenzie and Groves each mining claim contributed by them to the Company. (The Formation Agreement has not been amended to provide for the forfeiture any rights to claims granted by third parties to the Company.) As of October 20, 1997, Hemsted, McKenzie and Groves had contributed an aggregate of $493,261 to the Company in partial fulfillment of their additional capital contribution obligations.

            During April 1997, Groves decided that he no longer wanted to participate in the Company's business. In this connection, Groves and the other parties to the Formation Agreement entered into a Release and Partial Termination Agreement (the "Release") whereby Groves terminated his status as a party to the Formation Agreement and released all claims he may have under the Formation Agreement. Pursuant to the Release, Groves conveyed to Hemsted the 166,666 shares of LS Capital common stock that he was to receive pursuant to the Formation Agreement, and Groves conveyed to Hemsted and Douglas Schmitt 1,125,000 and 125,000 shares, respectively, of the Common Stock that he also was to receive pursuant to the Formation Agreement.

                                   Properties


            The Company currently holds interests in two precious mineral properties located in the Amargosa Valley in the upper Mohave Desert in California. One of these properties comprising 1,600 acres is located near Tecopa, California about 60 miles west of Las Vegas, while the other comprising 1,920 acres is located about 25 miles east of Barstow, California. These two properties have a combined total of about 5.5 square miles in surface land. Access to the general vicinity of the two mineral properties is by means of state highways. Once in the general vicinity of the claims, easy access to the claims is possible over dry, stable sands. The Company's interests in these properties consists of certain options granted in the Company's favor to lease certain claims governing the mineral rights relating to these properties. Pending the exercise of these options, the Company has certain rights to explore for minerals on these properties. There are no conditions to the Company's exercise of these options other than the payment of a comparably minor option exercise price. However, the options require the Company to pay a relatively small annual option price and to honor certain obligations. The failure to pay these amounts or honor these obligations could result in the forfeiture of the options. See "BUSINESS - Operations Mining Claims."



            Geological records indicate that about a million or so years ago, large inland fresh water lakes were located in the Amargosa Valley during the Ice Age. Then, as glaciers receded and the lakes drained, the lowest places became collection basins for minerals and deposits which are spread throughout the valley. It is believed that large inland lakes, which dried up over a million years ago, left behind significant deposits of precious minerals, especially gold.

            The Company has conducted surface sampling on its two mineral properties. The sampling indicates that land underlying these properties may contain gold, platinum, iridium, palladium, rhodium and ruthenium. However, the Company has not confirmed the level of existing precious minerals, and the Company has not had any independent testing undertaken to confirm the results of the Company's internal sampling. As a result, the Company has not completed sufficient geological testing to establish proven or probable mineral reserves for its mineral properties. Nonetheless, the Company is continuing with on-going internal testing and is planning on obtaining independent third-party testing as soon as funds are available therefor. Notwithstanding the preceding, management believes that the Company's surface sampling indicates the existence of sufficient mineralization to warrant continued development of the Company's mineral properties. However, there can be no assurance that proven or probable ore reserves will ultimately be established.

                                   Operations

Extraction.

            The base material for the Company's extraction process will consist of ore procured from the Company's mineral properties through standard open-cast mining operations. Open-cast mining resembles open-pit mining, except that in the case of open-cast mining unused portions of the mined materials are not transported to waste piles for disposal but instead are cast or hauled directly into adjacent mined-out panel. Thus, reclamation immediately follows mining.

               A large component of the mined ore will be zeolites. Zeolites are a large family of complex hydrous sodium, calcium, and aluminum silicates whose structures allow them to trap other ions and atoms. Because of the nature of zeolites, microscopic precious metal particles can become ionically bound in metal salt complexes trapped in the zeolite.

            To extract the minerals believed to be contained in the zeolite, the Company intends to use a certain proprietary, low-toxicity microfine precious metals extraction technology (the "Technology"). (For a description of the Company's rights with respect to the Technology, see "BUSINESS Intellectual
Property.") Using the Technology, ore mined from the Company's mineral properties will be treated so that trapped precious minerals will be separated from the zeolite. The result of the treatment will be a condensate. The Company can then either sell the condensate or treat it further. If the Company elects to treat the condensate further, the Company will electroplate the condensate to produce dore. (Dore is a molten mixture containing unseparated precious metals.) The dore is then further treated in an induction furnace. After this treatment, the dore is poured to produced dore bars, which are then sold to metal refiners and smelters for the ultimate production of precious metals.

            The Company does not have the facilities to extract precious minerals from the sands mined from its mineral properties. Instead, to extract the precious minerals, the Company will rely upon Desert Minerals, Inc. ("DMI"), a Delaware corporation and partially-owned subsidiary of LS Capital. DMI has entered into a two-year agreement with the Company to process its ore on a limited basis in connection with the testing of DMI's "pilot" plant and Technology, both discussed below. In consideration of DMI's processing such ore, the Company agreed to pay to DMI the amount of DMI's direct costs involved in the processing plus an additional amount equal to 10% of such direct costs. In the event that DMI's technology proves successful, DMI has agreed to negotiate in good faith with the Company with a view to the execution and delivery of an agreement pertaining to the proposed larger processing plant discussed below.

            DMI currently has in operation only a "pilot" plant for testing the extraction process described above. The pilot plant is a 50'x100' facility consisting of a processing area, a laboratory building and two mobile homes to serve as living quarters for personnel. The pilot plant is located in Amargosa Valley, Nevada, near the Company's Tecopa mineral property. The Company intends to commence its extraction business by trucking ore from its Tecopa mineral property to the pilot plant. Trucking will initially be done by outside trucking firms providing service and rates that management believe will be adequate and acceptable.

            Construction of DMI's pilot plant commenced in the summer of 1996 and was completed in September 1997. The pilot plant is currently testing ore at a rate of one to three tons per day ("TPD"). Thus far, the pilot plant has been able to produce gold in a small-scale laboratory setting. The ultimate goal of the pilot plant is to produce gold on a larger scale at a commercially feasible cost. DMI has been conducting on-going tests to determine whether the pilot plant will be able to product gold on this scale and at this cost level. While such tests have heretofore been encouraging, such tests have not yet determined that the pilot plant will be able or unable to product gold on a larger scale at a commercially feasible cost.

            The Company has invested approximately $250,000 in the pilot plant, and previous thereto Zeotech Industries, Inc., one of the major minority stockholders, had invested approximately $100,000. The pilot plant's facility and equipment are new and are in good operating condition and repair. It has an ample supply of on-site well water for undertaking its extraction processing. Waste water is recycled on-site and will be used for irrigation. Electrical power for the pilot plant comes from an on-site, 35-kilowatt three-phase generator owned by DMI and three-phase power generated off-site by Edison Co., the local utility company.

            If production and operations at the pilot plant satisfy the expectations of LS Capital management, LS Capital expects to exercise its right to receive a sublicense on the Technology. LS Capital will then attempt to proceed with the construction of a larger processing plant at a site to be selected in the future and to be owned by one of the LS Capital's subsidiaries. LS Capital intends to cause the subsidiary ultimately owning the plant to enter into an agreement with the Company to process the Company's ore on terms generally made available to other customers of such subsidiary, if not on somewhat more favorable terms. LS Capital currently expects that the larger plant would be capable of processing ore at a minimum rate of 1,000 TPD. LS Capital currently expects that this larger plant (if undertaken) will be finished in 1998 at a cost of between $2.5 and $5.0 million dollars. The construction of the larger plant will be contingent on procuring necessary financing.



Mining Claims.


            The Company has rights in certain mining claims . These claims include Amanda claims nos. 7-13, 15, 19 and 20 located in Sections 4 through 9 of Township 20 N./Range 7 E. in Inyo County, California, and Kurtise claims nos. 1-4 and 9-16 located in either Section 35 of Township 11 N./Range 4 E. in San Bernardino County or Sections 2 or 11 of Township 10 N./Range 4 E. in San Bernardino County, California (these claims are collectively referred to hereinafter as the "Claims"). (For additional information about the land covered by the Claims, see "BUSINESS - Properties.")


            To acquire its rights to its Claims, the Company entered into an Exploration Agreement and Option to Lease (the "Exploration/Option Agreement") in June 1997 with a group of individuals who hold the Claims. For minimal cash payments, the Exploration/Option Agreement permits the Company to enter onto the land covered by the Claims for purposes of exploring, investigating, sampling, examining and testing for any precious metals located on such land. The initial term of the Exploration/Option Agreement is for five years, and the Company has the right to extend the Exploration/Option Agreement for two additional five-year extension terms. Depending on the results of the Company's exploration effort and for a minimal cash payment, the Company has the option under the Exploration/Option Agreement to enter into a lease of the related Claims pursuant to the terms, provisions and conditions of a mining lease agreement attached as an exhibit to the Exploration/Option Agreement (a "Mining Lease").

            The Mining Lease will permit the Company to exploit the minerals covered by the related Claims. The term of each Mining Lease will be for 20 years and for so long as the Company is processing ore on properties located within a five-mile radius of any of the Claims covered by the Mining Lease. The Mining Lease will obligate the Company to pay a production royalty for all minerals mined, removed and sold from the Claims covered by the Mining Lease equal to 2.5% of the Smelter Returns. The Mining Lease defines "Smelter Returns" as the gross amount received from the sale of valuable minerals after recovery of all exploration, development and capital costs and less all taxes levied, incurred or imposed on the sale, severance or production of such minerals and less costs of extraction, mining, milling, treating, transportation to the smelter and/or refinery, smelting and refining charges and costs of sale. The Mining Lease will obligate the Company to pay minimal advanced royalties, which will be credited to the production royalty described immediately above. Once executed, the Mining Lease can be terminated by the lessors thereunder upon the occurrence of certain customary events of default, and by the Company upon three-months notice. Under the Mining Lease, the Company will have a right of first refusal to purchase the Claims covered by the Mining Lease if the lessors under the Mining Lease propose to transfer such Claims.

Intellectual Property.


            The technology that the Company propose to use in its precious mineral extraction efforts (the "Technology") has been developed and is in the process of being refined by Douglas Schmitt ("Schmitt"), an independent consultant to the Company. The Technology in its current state has been determined to be capable of extracting precious minerals in a laboratory setting. However, the Technology must prove capable of producing precious minerals on a larger scale at cost levels that will enable production to occur profitably. Additional time will be necessary to prove or disprove the technology's capability of extracting precious minerals on a commercial basis. The Company believes that this capability will be proved or disproved during or about the summer of 1998, although additional time may be needed. There can be no assurance that the technology will prove capable of producing precious minerals at the required scale and at the required cost levels. See "RISK FACTORS - Technological Risk Factor."


            DMI and Schmitt entered into a letter agreement dated March 27, 1997 (the "Technology Agreement") regarding the Technology. The Technology Agreement stipulated certain criteria that Schmitt must meet to perform satisfactorily under the Technology Agreement. First, Schmitt must deliver to DMI all formulae, process designs and systems engineering necessary to implement and repeat the recovery process comprising the Technology on a consistent, large-scale basis. Second, either (a) the Technology must be demonstrated to and audited by an independent third party mining engineering firm of international repute that is willing (after the demonstration) to allow its name to used publicly to verify that the Technology can consistently extract gold and other precious metals from desert sands on a large-scale commercial basis, or (b) commercially salable quantities of precious metals must be produced from the Company's Tecopa mineral property in a form acceptable to a reputable refiner and at production costs not greater than 75% of sale proceeds. Once Schmitt is determined to have satisfactorily performed, DMI is obligated to pay to him the amount of $90,000, and LS Capital and DMI, on the one hand, will be equal owners of the Technology with Schmitt, on the other hand. LS Capital and DMI will then have the right to assign and license the Technology to their subsidiaries and affiliates. In addition, LS Capital and DMI have a right of first refusal regarding all projects in which Schmitt proposes to use the Technology, and if the Company and DMI decline to pursue any proposed project, Schmitt is obligated to take appropriate measures to maintain the integrity and security of the Technology.

            In consideration of the creation of the Company's and DMI's interests in the Technology, the Technology Agreement provides in favor of Schmitt a five-percent royalty of gross proceeds from the related refiner minus direct production costs (but not including any general overhead or administrative costs) on all precious minerals extracted or produced in marketable form utilizing the Technology. The royalty can be paid in cash or in kind. LS Capital and DMI have the right to discontinue the use of the Technology at any time (a) in favor of either technology provided by another source that LS Capital and DMI believe is more attractive or cost effective or (b) upon the abandonment of DMI's desert sands project. In either case, all royalty obligations to Schmitt cease so long as LS Capital and DMI are not using the Technology. LS Capital and DMI will forfeit their interests in the Technology if they fail to construct an operating plant capable of processing sand at a rate of 1,000 TPD within three years from the date of the Technology Agreement; provided, however, that if negotiations or design work on such a plant are underway at the time that LS Capital's and DMI's interests would otherwise be forfeited, LS Capital and DMI may extend the forfeiture date for up to 12 months by the payment of $25,000.

            In addition to the preceding, the Technology Agreement provides that Schmitt will receive weekly payments of $1,500 for on-going consulting services and a $10,000 sign-on bonus, which has already been paid. Moreover, Schmitt received 125,000 shares of Common Stock in connection with the execution and delivery of the Technology Agreement.


            The Company has entered into an agreement with LS Capital whereby LS Capital has agreed to sublicense the Technology to the Company as soon as LS Capital's license of the Technology becomes effective. The Company's sublicense will be co-terminus and co-extensive with LS Capital's license. Under this sublicensing arrangement, the Company will not be obligated to pay any amounts to LS Capital, but the Company will be obligated to pay amounts that become due to Schmitt under the Technology Agreement by virtue of the Company's use of the Technology.


Market and Marketing.

            Precious metals have two main categories of use -- product fabrication and bullion investment. Fabricated precious metals have a wide variety of end uses, including industrial and technology uses. Purchasers of official coins and high-karat jewelry frequently are motivated by investment considerations, so that net private bullion purchases alone do not necessarily represent the total investment activity in precious metals.

            The profitability of the Company's current and proposed operations are significantly affected by changes in the market price of precious metals. The market prices of precious metals can fluctuate widely and are affected by numerous factors beyond the Company's control, including industrial and jewelry demand, expectations with respect to the rate of inflation, the strength of the U.S. dollar and of other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production and cost levels in major mineral-producing regions such as South Africa. In addition, the prices of precious metals sometimes are subject to rapid short-term changes because of speculative activities. The current demand for and supply of precious metals affect precious metals prices, but not necessarily in the same manner as current supply and demand affect the prices of other commodities. The supply of precious metals consists of a combination of new mine production and existing stocks of bullion and fabricated precious metals held by governments, public and private financial institutions, industrial organizations and private individuals. As the amounts produced in any single year constitute a very small portion of the total potential supply of precious metals, normal variations in current production do not necessarily have a significant impact on the supply of precious metals or on their prices. If the Company's revenues from precious metals sales falls for a substantial period below its cost of production at any or all of its operations, the Company could determine that it is not economically feasible to continue commercial production at any or all of its operations or to continue the development of some or all of its projects. In summary, the markets for precious metals generally are characterized by volatile prices.

            Because of the availability of a sufficient number of refiners and smelters and the competitive nature of the gold market, management believes that the Company will be able to sell all gold produced by them separately at then current market rates. Due to the more restrictive and less competitive nature of the platinum market, management believes that the Company will be less able to sell all platinum and related minerals produced by them separately. Management does not foresee that other minerals that are likely to be produced on the Company's mineral properties will be of any significant consequence. The
Company's current policies is to sell their separate production at current prices and not enter into hedging or other arrangements which would establish a price for the sale of their separate future production.

Competition.

            The mining industry is very competitive. There is a high degree of competition to obtain favorable mining properties and suitable mining prospects for drilling, exploration, development and mining operations. The Company will encounter significant competition from firms currently engaged in the mining industry. In general, all of these companies are substantially larger than the Company, and have substantially greater resources and operating histories. Accordingly, there can be no assurance that the Company will be successful in competing with existing and emerging companies in the mining industry.

Government Regulation and Environmental Concerns.

            The mining and mineral extraction operations of the Company will be subject to extensive federal, state and local laws and regulations governing exploration development and production. In addition, such operations will be subject to inspection and regulation by the Mining, Safety and Health Administration of the Department of Labor under provisions of the Federal Mine Safety and Health Act of 1977, which is designed to ensure operational safety and employee health and safety. The United States government also regulates the environmental impact of the mining industry through the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act of 1976 and the Federal Land Policy and Management Act of 1976. In addition to imposing air quality standards and other pollution controls, the most significant provisions of the above legislation deal with mineral land reclamation and waste discharges from mines, mills and further processing operations. The Company is also subject to extensive health and safety regulations at the state level, as well as legislation and regulation with respect to the environmental impact of its mining operations in the State of California. Due to the nature of the Company's mineral extraction process, the Company believes that its processing operations will have a modest effect on the environment.

            The Company generally will be required to mitigate long-term environmental impacts by stabilizing, contouring, reshaping and revegetating various portions of a site once mining and processing are completed. Reclamation efforts will be conducted in accordance with detailed plans which will have been reviewed and approved by the appropriate regulatory agencies. The Company plans for reclamation to be conducted concurrently with mining. Management believes that reclamation expenditures will not be material, although there can be no certainty in this regard. Compliance with the foregoing laws and regulations increases the costs of planning, designing, drilling, developing, constructing, operating and closing mining operations. It is possible that the costs and delays associated with compliance with such laws and regulations could become such that the Company would not proceed with the development of a project or continue to operate a mine.

            Though the Company believes that its mining operations will be conducted in compliance with all present health, safety and environmental rules and regulations, there is always some uncertainty associated with such due to the complexity and application of such rules and regulations. The Company does not anticipate that compliance with existing environmental laws and regulations will have a material impact on its earnings in the foreseeable future; however, possible future health, safety and environmental legislation, regulations and actions could cause additional expense, capital expenditures, restrictions and delays in the activities of the Company, the extent of which cannot be predicted.

            The Company's unpatented mining claims on federal lands are currently subject to procedures established by the U.S. General Mining Law of 1872. Legislation has been introduced in prior and current sessions of the U.S. Congress to make significant revisions to the U.S. Mining Laws including strict new environmental protection standards and conditions, additional reclamation requirements and extensive new procedural steps which would likely result in delays in permitting and which could have a material adverse effect on the Company's ability to develop minerals on federal lands. The proposed revisions would also impose royalties on gold production from unpatented mining claims. Although legislation has not been enacted, attempts to amend these laws can be expected to continue. The extent of the changes that actually will be enacted and their potential impact on the Company cannot be predicted.

Seasonability.

            The Company's business is not generally expected to be seasonal in nature.

Employees.

            The Company has six employees. None of these employees are covered by a collective bargaining agreement and relations with them are considered to be good. The Company expects that it may have as many as 20-30 employees within the next year. The Company does not now foresee problems in hiring additional qualified employees to meet its labor needs.

Legal Proceedings.

            Since the date of its organization through the date of this Prospectus, the Company has not been involved in any legal proceedings. There can be no assurance, however, that the Company will not in the future be involved in litigation incidental to the conduct of its business.

                                   MANAGEMENT

Directors and Executive Officers.

            The directors and executive officers of the Company are as follows:

 Name                        Age                 Position(s)

 Richard W. Lancaster        55                Director/President

 Paul J. Montle              48                Director/Vice President

 C. Thomas Cutter            56                Director


            Richard W. Lancaster has served as a director and the President and Chief Executive Officer of the Company (as well as of DMI and Shoshone Mining Co., another subsidiary of LS Capital) since June 1, 1997. From 1992 to May 31, 1997, Mr. Lancaster served as President of Remediation Services of America, Inc., which is engaged in environmental remediation of industrial waste. From 1988 to 1992, he served as Engineering Manager from Walk/Haydel's Satellite Engineering for Shell Offshore, an offshore exploration and production company.

            Paul J. Montle has served as a director and the Vice President of the Company since inception. He has also served as the Chairman of the Board and Chief Executive Officer of LS Capital since 1992 and has held the additional title of President since October 1995. From 1991 to October 15, 1994, Mr. Montle served as President and Chief Executive Officer of Viral Testing Systems Corporation, a distributor of a FDA-licensed AIDS test and other medical diagnostic products, and from 1991 to 1992, he also served as Chairman of the Board of such company. VTS filed for protection under Chapter 11 of the Bankruptcy Code on January 4, 1995. Eventually this bankruptcy proceeding was converted to a proceeding under Chapter 7, and the remaining assets of VTS have been liquidated.

            C. Thomas Cutter has served as a director of the Company since inception. He has also served as a Director of LS Capital since December 1992. Since 1968, he has served as President, Director and sole shareholder of Cutter Fire Brick Co., Inc., which is engaged in the repair and maintenance of industrial heat enclosures. Since 1975, Mr. Cutter has served as President, Director and sole shareholder of both Cutter Ceramics, Inc., a manufacturer and distributor of art clay, and ADC Supply Corp., a distributor of industrial insulation materials. Moreover since 1985, Mr. Cutter has served as President, Director and sole shareholder of Cutter Northern Refractories, Inc., which is engaged in the repair and maintenance of industrial heat enclosures.

EXECUTIVE COMPENSATION

            The Company does not expect to pay any executive officer in the current fiscal year total annual salary and bonus exceeding $100,000.

            The Company has entered into an employment agreement (the "Employment Agreement") with Richard W. Lancaster, the Company's President and Chief Operating Officer. Pursuant to the Employment Agreement, Mr. Lancaster is to receive an initial annual salary of $72,000.00. Mr. Lancaster's salary will be reviewed annually in January by the Company's compensation committee. Pursuant to the Employment Agreement, LS Capital issued to Mr. Lancaster 50,000 shares of its common stock, and LS Capital agreed to grant to Mr. Lancaster options to acquire shares of LS Capital common stock. These options cover 250,000 shares of LS Capital common stock, which may be purchased at an option price of $1.00 per shares and which will vest in batches of 50,000 shares every 90 days commencing June 24, 1997. These options also cover an additional 250,000 shares of LS Capital common stock, which may be purchased at an option price of $2.00 per shares and which will vest in batches of 50,000 shares every 90 days commencing September 24, 1997. Notwithstanding the preceding, all options will be vested upon the sale or merger of LS Capital. Mr. Lancaster is also entitled to participate in all executive health, disability, life insurance and pension plans created for the officers of LS Capital. The Employment Agreement is terminable by both Mr. Lancaster or the Company at any time; provided, however, that Mr. Lancaster has agreed to give to the Company two-months prior written notice. In the Employment Agreement, the Company has agreed (unless Mr.
Lancaster's employment is terminated by the Company for cause) to pay to Mr. Lancaster his salary under the Employment Agreement for three months after termination or until the commencement of his new employment, whichever occurs sooner. If the Company terminates Mr. Lancaster's employment, one-half of the current period's unvested options will vest, but if Mr. Lancaster terminates his employment, all unvested options will be canceled as of the date of his termination notice. The Employment Agreement does not contain a covenant not to compete.

            The authorized number of directors of the Company is presently fixed at three. Each director serves for a term of one year that expires at the following annual shareholders' meeting. Each officer serves at the pleasure of the Board of Directors and until a successor has been qualified and appointed. There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

GRIFFIN GOLD GROUP, INC. 1998 STOCK OPTION PLAN


     On January _____, 1998, the stockholders of the Company approved the Griffin Gold Group, Inc. 1998 Stock Option Plan (the "Plan"). The Plan provides for the grant of incentive stock options qualifying under the Internal Revenue Code to officers and other employees of the Company ("ISO's), the grant of non-qualified options to directors, officers, employees and consultants of the Company ("Non-Qualified Options"), awards of stock in the Company to directors, officers, employees and consultants of the Company ("Awards"), and opportunities for directors, officers, employees and consultants of the Company to make purchases of stock in the Company ("Purchases"). The Plan is to be administered by the Board of Directors of the Company or a committee appointed thereby.

     The Board or committee has substantial discretion pursuant to the Plan to determine the persons to whom ISO's, Non-Qualified Options, Awards and authorizations to make Purchases may be granted or authorized and also to determine the amounts, time, price, exercise terms and restrictions imposed in connection therewith. ISO's may be granted to any employee (which may include officers and directors who are also employees) of the Company or its subsidiaries. Non-Qualified Options, Awards and authorizations to make Purchases may be granted to any employee, officer or director. One million (1,000,000) shares of stock are authorized to be issued pursuant to the Plan. Rights under the Plan, including ISO'S, Non-Qualified Options, Awards and authorizations to make Purchases, may be granted for the next ten years pursuant to the Plan.

     Certain statutory requirements with respect to ISO's are set forth in the Plan. These requirements provide that the exercise price per share in connection with ISO's shall be not less than the fair market value of the stock on the date of the grant, and with respect to an ISO's granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of stock in the Company and subsidiaries, shall be not less than 110% of the fair market value per share of Common Stock on the date of grant. In addition, an employee may be granted ISO's only to the extent that such ISO's do not become exercisable for the first time by such employee during any calendar year in a manner which would entitle the employee to purchase more than $100,000 in fair market value (determined at the time the ISO's were granted) of Common Stock in that year.

  Each Option, which term includes ISO's and Non-Qualified Options, expires not more than ten years and one day from the date of grant in the case of Non-Qualified Options, ten years from the date of grant in the case of most ISO's, and five years from the date of grant in the case of ISO's granted to an employee owning stock possessing more than 10% of the total combined voting power of all combined classes of stock in the Company and its subsidiaries. Options may expire earlier as determined by the Board or the committee. The Board or the committee may determine vesting provisions in its discretion.

     If an ISO optionee ceases to be an employee of the Company or a subsidiary other than by reason of death or disability, his ISO's shall terminate on the date of termination of his employment in the case of voluntary termination, and shall terminate on the date 30 days after the termination if his employment in the case of involuntary termination of employment (but not later than their specified expiration dates). In the case of death, ISO's may be exercised by an ISO optionee's estate, personal representative or beneficiary at any time prior to the earlier of the specified expiration date of the ISO's or 180 days from the date of the optionee's death. If an ISO optionee's employment is terminated by reason of disability, the optionee may exercise his ISO's at any time prior to the earlier at the specified expiration date of the ISO's or 180 days from the date of the termination of employment.

     Options are generally non-assignable. The Board or the committee may place restrictions on Non-Qualified Options which are the same as those provided with respect to ISO'S, in connection with any particular grant, in its discretion. Options carry certain anti-dilution provisions concerning stock dividends, stock splits, consolidations, mergers, recapitalizations and reorganizations. The Board or the committee has the right, pursuant to the Plan, to terminate Options in the event of dissolution or liquidation of the Company. In addition, at any time, non-exercised ISO's may be converted into Non-Qualified Options at the Board's or the committee's discretion.



CERTAIN TRANSACTIONS


            In connection with the organization of the Company and the transactions provided for in the Exploration/Option Agreement, LS Capital Corporation, Ed Hemsted, Keith J. McKenzie and Kent E. Lovelace, Jr. (each now a beneficial owner of more than 5% of the outstanding Common Stock) were issued 5,000,000, 2,375,000, 1,375,000 and 1,125,000 shares of Common Stock, respectively. For more detailed information on these issuances of shares, see "BUSINESS -Introduction." Paul J. Montle, a director of the Company, is Chairman of the Board and Chief Executive Officer of LS Capital. Mr. Lovelace is also a director of LS Capital.

     The Company has entered into an agreement with Desert Minerals, Inc. ("DMI"), a partially-owned subsidiary of LS Capital whereby DMI would process the Company's ore on a limited basis. For more detailed information on this agreement, see "BUSINESS - Operations - Extraction."

     The Company has entered into an agreement with LS Capital whereby LS Capital has agreed to sublicense the Technology to the Company. The Company will not be obligated to pay any amounts to LS Capital in connection with this sublicense, but the Company will be obligated to pay amounts that become due to Douglas Schmitt under the Technology Agreement by virtue of the Company's use of the Technology. For more detailed information on the agreement to sublicense and the Technology Agreement, see "BUSINESS - Intellectual Property."

     In connection with the Distribution, Paul J. Montle (a director of the Company) and Kent E. Lovelace, Jr. (a beneficial owner of more than 5% of the outstanding Common Stock) are expected to receive, by virtue of their stock ownership in LS Capital, approximately 163,300 and 175,400, respectively, of the shares of Common Stock comprising the Distribution.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of December 3, 1997 information regarding the beneficial ownership of Common Stock (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) by each director; and (iii) by all directors and officers as a group.

                                  Beneficial Ownership          Beneficial Ownership
Name and Address of               Prior to Distribution(1)      After Distribution(1)
Beneficial Owner                  Number           Percent      Number           Percent
Kent E. Lovelace, Jr.               6,125,000     61.3%(2)     5,125,000         51.3%(3)
3300 West Beach Blvd., Suite 202
Gulfport, Mississippi 39502

LS Capital Corporation              5,000,000     50.0%        4,000,000         40.0%
15915 Katy Freeway, Suite 250
Houston, Texas 77094

Paul J. Montle                      5,000,000     50.0%(4)     4,000,000         40.0%(5)
15915 Katy Freeway, Suite 250
Houston, Texas 77094

Edwin Hemsted                       2,375,000     24.0%        2,375,000         24.0%
1155 Harwood St. #1003
Vancouver, British Columbia
CANADA V6E 1S1

Keith J. McKenzie                   1,375,000     14.0%        1,375,000         14.0%
1400 355 Burrand St.
Vancouver, British Columbia
CANADA V6C 2G8

All directors and officers
as a group (four persons)           5,000,000     50.0%(4)     4,000,000         90.0%(5)

(1) Includes shares Stock beneficially owned pursuant to options and warrants exercisable within 60 days after the date of this Prospectus.

(2) Includes 1,125,000 shares owned directly; and includes 5,000,000 shares owned beneficially and of record by LS Capital Corporation, a corporation of which Mr. Lovelace is a director.

(3) Includes 1,125,000 shares owned directly; and includes the 4,000,000 shares that will owned beneficially and of record after the Distribution by LS Capital Corporation, a corporation of which Mr. Lovelace is a director. (4) Includes 5,000,000 shares owned beneficially and of record by LS Capital Corporation, a corporation of which Mr. Montle is a director and the Chief Executive Officer.

(5) Includes the 4,000,000 shares that will be owned beneficially and of record after the Distribution by LS Capital Corporation, a corporation of which Mr. Montle is a director and the Chief Executive Officer.

                                THE DISTRIBUTION

Reasons for the Distribution.


     LS Capital's historical business has been the gaming industry, while the Company has recently begun its business in the mineral exploration and extraction industry. LS Capital's and the Company's respective industries are considerably different. Moreover, LS Capital may in the future become involved in industries other than the mineral exploration and extraction industry. The respective Board of Directors of LS Capital and the Company have determined that it is in the best interests of LS Capital and the Company to undertake the Distribution, thereby more firmly establishing the identity of the Company separate from LS Capital and creating a public trading market for the Common Stock for the reasons described herein.

     The Distribution is designed to establish the Company as a stand alone independent company which can adopt strategies and pursue objectives appropriate to its specific business. The Distribution will enable each management team at LS Capital and the Company to better focus on the profitable growth opportunities in their respective industries. Also, the Distribution will enhance each of LS Capital's and the Company's respective abilities, as and when appropriate, to engage in strategic acquisitions in their respective existing and new lines of business through acquisitions using their own respective capital stock. Moreover, the Distribution should better enable the Company's ability, as and when appropriate, to procure project financing from lenders that might otherwise be unwilling to provide financing because of the business in which LS Capital is engaged. In addition, LS Capital and the Company believe that the separation of LS Capital's gaming business from the Company's mineral exploration and extraction business will cause the two entities to be recognized by the financial community as distinct businesses with different investment risk and return profiles. As a result of the Distribution, LS Capital should retain its following in the financial community primarily as a gaming concern or holding company while the Company should develop its following primarily as a mineral exploration and extraction. In this regard, investors will be better able to evaluate the merits and future prospects of the businesses of LS Capital and the Company, enhancing the likelihood that each will achieve appropriate market recognition for its performance and potential, and thereby enhance stockholder value. Furthermore, current stockholders and potential investors will be able to direct their investments to their specific areas of interest. In addition, the value of the Common Stock may be increased through its publicly trading as the number of potential investors increases substantially as the Common Stock becomes publicly available. Finally, the Distribution is also designed to allow the Company to establish its own employee stock ownership plan and other equity-based compensation plans so that there will be a more direct alignment between the performance of the Company and the compensation of employees of the Company, which, among other things, is intended to strengthen and support the Company's ability to achieve cost savings, greater efficiencies and sales growth.


     In addition, LS Capital has hired a consultant to evaluate the best structure to manage LS Capital's proposed business activities and maximize value for its stockholders. LS Capital has not received the report from the consultant but LS Capital has been advised that such report may include a recommendation that LS Capital convert to closed-end non-diversified investment holding company status. If this recommendation is made and followed, LS Capital expects to make additional distributions (similar to the Distribution) of stock in other of its subsidiaries.

     For the reasons stated above, the LS Capital Board of Directors believes that the Distribution is in the best interest of LS Capital. In reaching its conclusions, the LS Capital Board of Directors has determined that the Distribution is fair, from a financial point of view, to the holders of shares of LS Capital common stock, although the Board of Directors has not sought the opinion of any financial advisor to such effect.

Manner of Effecting the Distribution.

     The Distribution consists of an aggregate of 1,000,000 shares of Common Stock. These shares of Common Stock shall be distributed to persons who are stockholders of record of LS Capital at the close of business on Record Date. Each stockholder of LS Capital on the Record Date will generally receive one share of Common Stock for each ten shares of LS Capital common stock owned on the Record Date. However, fractional shares will not be issued, and LS Capital stockholders who would otherwise be entitled to receive a fractional share of Common Stock will receive cash in lieu thereof. The amount of cash to which such a LS Capital stockholder will be entitled will be the average closing sale price of the Common Stock on the OTC Bulletin Board on the first 10 days that the Common Stock is traded, multiplied by the percentage represented by the fractional share that the stockholder would otherwise be entitled to receive. The Distribution will result in approximately 10% of the outstanding shares of Common Stock being distributed to holders of LS Capital common stock on a pro rata basis. Certificates representing the shares of Common Stock to which LS Capital stockholders are entitled, and checks representing payment for any fractional shares that otherwise would be issued, are being delivered with this Prospectus. The shares of Common Stock will be fully paid and nonassessable. The holders thereof will not be entitled to preemptive rights nor cumulative voting rights. See "DESCRIPTION OF CAPITAL STOCK."

     No holder of LS Capital common stock will be required to pay any cash or other consideration for the shares of Common Stock received in the Distribution or to surrender or exchange shares of LS Capital common stock in order to receive shares of Common Stock.

     Shares of Common Stock distributed to LS Capital stockholders in connection with the Distribution generally will be freely transferable. Such shares are expected to be traded in the over-the-counter market, and thus may be purchased and sold through the usual investment channels, including securities broker/dealers. Subject to the sponsorship of a market maker, shares of Common Stock are expected to be traded on the OTC Electronic Bulletin Board. Notwithstanding the above, shares of Common Stock received in connection with the Distribution by persons who are deemed "affiliates" of the Company under the Act will be subject to certain restrictions. Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with the Company and may include the directors and principal executive officers of the Company as well as any principal stockholder of the Company. Persons who are affiliates of the Company will be permitted to sell their shares of Common Stock only pursuant to an effective registration statement under the Act or an exemption from the registration requirements of the Act, such as the exemptions afforded by Section 4(2) of the Act and Rule 144 thereunder.


Non-Participating Shares. Of the Company's ten million outstanding shares of Common Stock, nine million will not be participating in the Distribution. These shares were not included in the Distribution because management of the Company and LS Capital believed that including these shares in the Distribution would create too large a supply of shares in the public's hand, with a potential downward pressure on the price of the Common Stock as a consequence. Moreover, the Company wants certain of the holders of the nine million shares not participating in the Distribution to retain a vested interest in the Company. Even though these nine million shares will not participate in the Distribution, they will benefit from the public trading market in the Common Stock created by the Distribution when such shares can be sold pursuant to Rule 144 under the Act and any increase in the value of the Common Stock resulting from the public market.



                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Neither the Company nor LS Capital has obtained a private letter ruling from the Internal Revenue Service nor an opinion of tax counsel with respect to possible federal income tax consequences of the Distribution. However, the Company and LS Capital are generally aware of the taxability of a corporate distribution of property pro rata to its shareholders.

     Distributions by corporations to their shareholders may be taxable. In general, where the distribution is made out of the earnings and profits of the corporation, the amount received is taxable as ordinary income. Where distributions are made in excess of the corporation's earnings and profits, the recipient is normally not taxed to the extent of its basis in the stock. Distributions in excess of earnings and profits and basis are normally taxed as if the shareholder had sold his stock.

     As of June 30, 1997, LS Capital had no accumulated earnings and profits. Therefore, distributions of shares of Common Stock to LS Capital shareholders are not taxable as ordinary income. The amount of such distribution is the fair market value of the Common Stock on the date of distribution. In this case, valuation of Common Stock is not easily possible, given the unproven nature of the mining claims and incomplete status of the ore extraction technology development. There has been no attempt to place a value on the Common Stock by the management of the Company or of LS Capital, and such valuation is the responsibility of each LS Capital shareholder who receives Company stock, and his or her own tax advisor. However, in the opinion of Company management, such valuation might be reasonably placed at $.0248 per Company share, if the Company's net investment in its mining claims and the extraction technology is one-third of LS Capital's total net investment in mining claims and extraction technology, and such claims and technology investment represents 12% of LS Capital's total assets (at cost) as of June 30, 1997.

     If an individual LS Capital shareholder agrees with this estimate, the tax consequences to him are that if his adjusted tax basis of his LS Capital shares are in excess of $.00248 per share (each share of Common Stock is distributed for every ten LS Capital shares), then such Common Stock distribution to him should be considered a "non-taxable return of capital." Such $.00248 per share should then be deducted from such shareholder's LS Capital per share tax basis and $.0248 per share will be the new cost basis of his or her Company stockholdings.

     For domestic corporations which hold LS Capital common stock, the amount of the Distribution for purposes of determining dividend income, return of capital, or capital gain will be the lesser of (i) the fair market value of the Common Stock at the date of the Distribution, or $.0248 per share if such corporate shareholder accepts the Company's valuation methodology, or (ii) its adjusted per share basis of its investment in LS Capital common stock. A domestic corporation's basis in LS Capital common stock will also be the lesser of the foregoing amounts.

     STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION WILL VARY FROM JURISDICTION TO JURISDICTION. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE APPLICABLE TAX CONSEQUENCES OF THE ISSUANCE AND DISPOSITION OF THE SHARES BEING DISTRIBUTED.

Receipt of Shares.

     The receipt of shares of Common Stock will result in a taxable capital gain to LS Capital shareholders to the extent that such fair value of Company Stock exceeds their tax basis in LS Capital common stock at the time of issuance.

Sale of Shares.

     A LS Capital stockholder whose shares of Common Stock are sold will realize capital gain or loss measured by the difference between the amount realized and the stockholder's tax basis in such shares.

Holding Period.

     The holding period of the shares of Common Stock received in connection with the Distribution is measured from the date that the shares are distributed to LS Capital stockholders.

Other Tax Consequences.

     There may be other federal, state, local or foreign tax considerations (including potential withholding requirements) applicable to the circumstances of particular LS Capital stockholders who should consult with their own tax advisors to determine the applicable tax consequences of the issuance and disposition of the shares of Common Stock being distributed.

                         OTHER SHARES BEING REGISTERED

     In addition to the shares comprising the Distribution, the Company is registering with the Commission, and this Prospectus covers, an additional 5,000,000 shares of Common Stock in order to facilitate the Company's ability to pursue other mineral exploration and extraction opportunities. It is anticipated that this will enable the Company to issue registered stock in connection with any one or more acquisitions of assets or mergers with existing businesses. The Company has not identified any acquisitions that it currently intends to pursue. The Company is not now seeking to identify any acquisitions candidates, and the Company does not now intend to pursue an active acquisition program, although the Company will seriously consider any attractive acquisition candidate. There is not now any agreements, arrangements or understandings in connection with any business acquisition or combination. The Company has not developed, nor does it currently intend to develop, an acquisition criterion, a valuation model or a standardized transaction structure it will use on a consistent basis for acquisitions. Instead, the Company anticipates considering each acquisition on a case-by-case basis. However, the Company expects that the acquisitions will be in the precious minerals exploration and extraction industries, and the purchase price for acquisition candidate will be based on quantitative factors, including historical revenues, profitability, financial condition and contract backlog, as well as the Company's qualitative evaluation of the candidate's management team, operational compatibility and customer base. Nonetheless, the Company expects that if it acquires suitable candidates or assets it will issue in exchange for such candidates and assets some of the 5,000,000 shares of Common Stock being registered in this connection and for this purpose.


     The issuance of such shares and the consideration to be received therefor will be entirely within the discretion of the Company's Board of Directors. Although the Board of Directors intends to utilize its reasonable business judgement and to fulfill its fiduciary obligations to the Company's then existing stockholders in connection with any issuance, it is possible that the future issuance of additional shares could cause immediate and substantial dilution to the net tangible book value of those shares of the Common Stock that are issued and outstanding immediately prior to such transaction. Any future decrease in the net tangible book value of the Company's issued and outstanding shares could have a material adverse effect on the market value of the shares.

                                 OTHER MATTERS

     The Distribution is not being made in any states or other jurisdictions in which it in unlawful to do so. The Company may delay the commencement of the Distribution in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the Distribution. The Company may, if it so determines in its sole discretion, decline to make modifications to the terms of the Distribution requested by certain states or other jurisdictions, in which event LS Capital stockholders resident in such states or other jurisdictions will not be eligible to participate in the Distribution.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of certain terms of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Certificate of Incorporation incorporated herein by reference.

Common Stock.

     The authorized Common Stock of the Company consists of 50,000,000 shares, par value $0.01 per share. As of the date of this Prospectus, 10,000,000 shares of Common Stock were outstanding. All of the shares of Common Stock are validly issued, fully paid and nonassessable. Holders of record of Common Stock will be entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefor. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of the Company, including the liquidation preference of all classes of preferred stock of the Company, each holder of Common Stock will be entitled to receive his pro rata portion of the remaining net assets of the Company, if any. Each share of Common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.

Preferred Stock.

     The Company's Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of the Company's $0.01 par value preferred stock (the
"Preferred Stock"). As of the date of this Prospectus, no shares of Preferred Stock were outstanding. The Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows the Board of Directors, from time to time, to divide the Preferred Stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: (i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and (vii) voting rights. Dividends on shares of Preferred Stock, when and as declared by the Board of Directors out of any funds legally available therefor, may be cumulative and may have a preference over Common Stock as to the payment of such dividends. The provisions of a particular series, as designated by the Board of Directors, may include restrictions on the ability of the Company to purchase shares of Common Stock or to redeem a particular series of Preferred Stock. Depending upon the voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the power of the holders of Common Stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could result in a reduction in the assets available for distribution to the holders of the Common Stock in the event of liquidation of the Company. Holders of Preferred Stock will not have preemptive rights to acquire any additional securities issued by the Company.

     Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at lease a majority of the outstanding shares constituting such series.

     One of the effects of the existence of authorized but unissued shares of Common Stock or Preferred Stock may be to enable the Board of Directors of the Company to render it more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench the Company's management, which concomitantly may have a potentially adverse effect on the market price of the Common Stock. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by he Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Delaware Legislation.

     The Company is a Delaware corporation and consequently is subject to certain anti-takeover provisions of the Delaware General Corporation Law (the "Delaware Law"). The business combination provision contained in Section 203 of the Delaware Law ("Section 203") defines an interested stockholder of a corporation as any person that (i) owns, directly or indirectly, or has the right to acquire, fifteen percent (15%) or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and the associates of such person. Under Section 203, a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder. The restrictions imposed by Section 203 will not apply to a corporation if (i) the corporation's original certificate of incorporation contains a provision expressly electing not be governed by this section or (ii) the corporation, by the action of its stockholders holding a majority of outstanding stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not be governed by Section 203 (such amendment will not be effective until 12 months after adoption and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption).

     The Company has not elected out of Section 203, and the restrictions imposed by Section 203 apply to the Company. Section 203 could, under certain circumstances, make it more difficult for a third party to gain control of the Company.

Shares Eligible for Future Sale.

     Prior to the Distribution, there has been no public market for the Common Stock. Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future.


     Upon completion of the Distribution, the Company will have issued and outstanding 10,000,000 shares of Common Stock, approximately 9,526,600 of which are believed to be "restricted" or "control" shares for purposes of the Act. "Restricted" shares are those acquired from the Company or an "affiliate" other than in a public offering, while "control" shares are those held by affiliates of the Company regardless as to how they were acquired. Four million of the outstanding shares of Common Stock not part of the Distribution have been outstanding for over one year and are thus eligible for sale under Rule 144. On June 5, 1998, the remaining 5,000,000 of the outstanding shares of Common Stock not part of the Distribution will have been outstanding for over one year and will then become eligible for sale under Rule 144.

     In general, under Rule 144 (as amended effective April 29, 1997), one year must have elapsed since the later of the date of acquisition of restricted shares from the Company or any affiliate of the Company. No time needs to have lapsed in order to sell control shares. Once the restricted or control shares may be sold under Rule 144, the holder is entitled to sell within any three-month period such number of restricted or control shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of selling, notice requirements and the availability of current public information about the Company. Under Rule 144 (as amended effective April 29, 1997), if two years have elapsed since the holder acquired restricted shares from the Company or from any affiliate of the Company, and the holder is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person will be entitled to sell such Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. All or nearly all of the 9,000,000 outstanding shares of Common Stock not part of the Distribution are held by affiliates, and so long as they are held by affiliates they will not become eligible for sale free from the restrictions of Rule 144.


     In addition to the preceding, this Prospectus covers an additional 5,000,000 shares of Common Stock, which the Company may use in connection with future business combination transactions.

                                DIVIDEND POLICY

     The Company has paid no cash dividends on its Common Stock, and the Company presently intents to retain earnings to finance the expansion of its business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the Distribution. Moreover, the Company will not receive any proceeds when it issues any of the other 5,000,000 shares covered by this Prospectus. However, such other shares are intended be used for business combination transactions pursuant to which the Company will acquire direct or indirect ownership of assets and properties.

                                    EXPERTS

     The financial statements and schedules of Griffin Gold Group, Inc. as of June 30, 1997 and for the period October 30, 1996 (inception) through June 30, 1997 have been included herein and in the registration statement in reliance upon the report of Malone & Bailey, PLLC, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

                         MANAGEMENT'S PLAN OF OPERATION


     The Technology has been determined to be capable of extracting precious minerals in a laboratory setting. However, the Technology must prove capable of producing precious minerals on a larger scale at cost levels that will enable production to occur profitably. Currently, the Company's ore is being processed at DMI's "pilot" plant on a limited basis in connection with the testing of the Technology on a larger scale. At the present, less than one TPD is being processed. The Technology has proved capable of producing precious minerals at this larger scale, but the yields have been inconsistent and have had a large variance. The Company has not yet determined whether the inconsistencies are the result of differences in the precious mineral content of ores sampled or the result of differences in the efficiency and output of the Technology as various samples of ore are processed through the Technology's extraction process. The Company's ores are taken from dried up lake beds. As a result, the mineral content from the ores is expected to be fairly uniform. Accordingly, management suspects that the inconsistencies of yields are the result of inconsistencies in the operation of the efficiency and output of the Technology, although there can be no certainty in this regard until further testing is undertaken and improvements to the Technology occur. Scaling up the use of the Technology from the laboratory setting to the pilot plant setting has created some unforeseen difficulties in the application of the Technology. The Company is currently working to solve these difficulties, and management is fairly confident that these difficulties can be overcome. However, there can be no assurance that these difficulties can be overcome at a cost acceptable to and manageable by the Company or even at all for that matter. Furthermore, there can be no assurance that if these difficulties are overcome, the Company will not encounter additional unforeseen difficulties in the scaling up of the Technology, and that if additional unforeseen difficulties are encountered, the Company will be able to overcome them at a cost acceptable to and manageable by the Company or even at all for that matter.

     For the next twelve months, the Company's primary activity will be to work to achieve consistent yields from processed ores. The Company intends to do this primarily by experimenting with alternative ways of handling certain components of the Technology's extraction process and varying the levels of various commodities used in this process. There can be no assurance that the Company will be successful in achieving consistent yields. In the event that yields become consistent to a satisfactory level, the Company will endeavor to scale up the level of processing to five TPD. Once this scale is achieved with satisfactory results, the Company and LS Capital intend to commission an engineering and design feasibility study with regard to the larger plant described above. In the interim, the Company and LS Capital expect to devote efforts to procuring financing for the larger plant in the event a decision is made to pursue construction. The Company expects that it will need between $350,000 to $1.0 million to pursue its plan of operation over the next twelve months. The Company does not now have funds sufficient to satisfy even the lower portion of this range. Thus far, the Company has financed its operations primarily through capital contributions made by certain of its stockholders. These stockholders are no longer obligated to contribute any additional amounts to the Company. In addition, no other person is obligated to provide any additional funds to the Company. The Company expects to finance its plan of operations over the next twelve months through cash flow from operations, the
possible  placement  of the  Company's  equity  securities,   joint  venture
arrangements (including project financing), the use of certain shares of Common Stock to be registered pursuant to another registration statement to encourage outside consultants to provide services to the Company, and the use of certain of the shares of Common Stock covered by this Prospectus for purposes of acquisitions. See "RISK FACTORS - Lack of Revenue and Need for Additional Capital." If the Company is unable to procure sufficient funds, the Company would be constrained to scale back its operations from the levels described herein, and (in an extreme case) curtail operations entirely on a temporary or even permanent basis. The failure to procure sufficient funds would have a material adverse effect on the Company. Moreover, the procurement of funds or the use of the Company capital stock in lieu of procuring funds could have certain material adverse effects on the Company and its stockholders. See "RISK FACTORS - Risk of Potential to Dilution Future Share Issuances" and "RISK FACTORS - Risks from Acquisitions." To the extent that funds are available, the Company expects that it might spend in the next twelve months approximately $100,000 in improvements to the pilot plant and approximately $250,000 in additional equipment used in connection with the operations relating to the pilot plant. While the contemplated improvements and equipment would greatly further the testing of the Technology and the pilot plant, management believes that continued testing can continue if funds are not available to procure these improvements and equipment. In addition, the Company now has eight employees. It expects that it will need to have as many as 10 employees if the Company's level of processing increases to five TPD and more if processing exceeds this level. The Company does not now foresee any problem in hiring a sufficient number of qualified employees number of qualified employees.

                            GRIFFIN GOLD GROUP, INC.

                         INDEX TO FINANCIAL STATEMENTS

Period ended June 30, 1997:

   Independent Auditor's Report                                              F-1

   Balance Sheet as of June 30, 1997                                         F-2

   Income Statement for the period from
      October 30, 1996 (Inception) to June 30, 1997                          F-3

   Statement  of  Stockholder's  Equity  for  the  period
      from  October  30,  1996 (Inception) to June 30, 1997                  F-4

   Statement of Cash Flows for the period from October 30,
      1996 (Inception) to June 30, 1997                                      F-5

   Notes to Financial Statements                                             F-6

Three Months ended September 30, 1997:

   Independent Accountant's Report                                           G-1

   Balance Sheet as of September 30, 1997 (unaudited)                        G-2

   Income Statement for the periods from October 30, 1996
     (Inception) to September 30, 1997 (unaudited)                           G-3

   Statement  of  Stockholder's  Equity  for the  periods
     from  October  30,  1996 (Inception) to September 30,
     1997 (unaudited)                                                        G-4

   Statement of Cash Flows for the periods from October 30,
     1996 (Inception) to September 30, 1997 (unaudited)                      G-5

   Notes to Financial Statements                                             G-6

October 20, 1997


Independent Auditor's Report

To the Board of Directors and Stockholders
   Griffin Gold Group, Inc.
   Houston, Texas

We have audited the accompanying balance sheet of Griffin Gold Group, Inc. as of June 30, 1997, and the related statements of income , stockholders' equity, and cash flows for the period from inception (October 30, 1996) to June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Griffin Gold Group, Inc. as of June 30, 1997, and the results of its operations and its cash flows for the initial period then ended in conformity with generally accepted accounting principles.



MALONE & BAILEY, PLLC

GRIFFIN GOLD GROUP, INC.
(A Development Stage Company)
Balance Sheet

                                                                        June 30,
                                                                          1997
                                   ASSETS
Current Assets
Cash                                                                  $      65
Marketable securities                                                    50,000
Stock subscriptions receivable                                           56,407
Amounts receivable from affiliates                                       95,000
Prepaid services                                                         10,010
                                                                         ------
          Total Current Assets                                          211,482
Vehicles                                                                 24,071
Equipment                                                                56,063
Mining claims                                                            26,739
                                                                         ------
TOTAL ASSETS                                                           $318,355
                                                                       ========

                    LIABILITIES
Amounts payable to affiliates                                          $209,973
                                                                       --------

Total Current Liabilities                                               209,973
                                                                       --------

Stockholder's Equity
     Preferred stock, par value $.01, 10,000,000 shares
          authorized, no shares issued or outstanding
     Common stock, par value $.01, 50,000,000 shares
          authorized, 10,000,000 shares issued and
          outstanding                                                   100,000
     Paid in capital                                                    400,000
     Deficit accumulated during the development stage                  (391,618)
                                                                       --------

               Total Stockholders' Equity                               108,382
                                                                        -------

               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $318,355
                                                                       ========















                       See notes to financial statements.

                            GRIFFIN GOLD GROUP, INC.
                         (A Development Stage Company)
                                Income Statement


                                                               October 30, 1996
                                                               (Inception) to
                                                                June 30, 1997

Joint venture sharing of
     ore processing plant start up costs                             $310,840
General and administrative                                             78,699
Interest                                                                2,079
                                                                        -----

               Net loss                                              $391,618
                                                                     ========


Net loss per common share                                                $.04
Weighted average common shares outstanding                         10,000,000
































                       See notes to financial statements.

                            GRIFFIN GOLD GROUP, INC.
                         (A Development Stage Company)
                       Statement of Stockholders' Equity

                                Common Stock           Paid in      Accumulated
                               Shares       Amount      Capital       Deficit           Totals
                            -----------  -----------  -----------   ----------------   ----------
Shares issued to
     parent company at
     inception               5,000,000    $50,000      $160,000                       $210,000

Shares issued for
     cash and mining
     claims                  5,000,000     50,000       240,000                        290,000
Net (deficit)                                                       $(391,618)        (391,618)
                            ----------   ---------    -----------  ------------    ------------
Balances,
     June 30, 1997          10,000,000   $100,000      $400,000     $(391,618)        $108,382
                            ==========   ========      ========     =========         ========

                            GRIFFIN GOLD GROUP, INC.
                         (A Development Stage Company)
                            Statement of Cash Flows

                                                              October 30, 1996
                                                              ( Inception) to
                                                               June 30, 1997

Cash Flows from Operating Activities
     Net loss                                                     $(391,618)
     Adjustments to reconcile net loss to net cash
          used in operating activities
               Expenses paid with issuance of S-8 stock
                 of affiliate                                       252,188
               Increase in prepaid services                         (10,010)
               Purchases of marketable securities                   (50,000)
                                                                    -------
                                                                   (199,440)
Cash Flows from Investing Activities
     Purchase of vehicle and field equipment                        (30,134)
     Loans to affiliate to finance ore processing pilot
          plant start up costs                                      (95,000)
                                                                    -------
                                                                   (125,134)
Cash Flows from Financing Activities
     Sales of stock                                                 436,854
     Payments to an affiliate to reimburse compensation
          expenses paid with affiliate stock                       (112,215)
                                                                   --------
                                                                    324,639
                                                                    -------
               Cash balance on June 30, 1997                       $     65
                                                                   ========

Supplemental Cash flow information
     Interest paid                                                 $  2,079
     Vehicle and equipment contributed by affiliate                  50,000
     Mining claim capitalized costs contributed by affiliates        26,739
     Stock subscriptions receivable (cash collected July, 1997 )     56,407















                       See notes to financial statements.

                            GRIFFIN GOLD GROUP, INC.
                         Notes to Financial Statements


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Business. Griffin Gold Group, Inc. ("Company") is a Delaware corporation formed October, 1996 to locate and extract gold and other precious minerals using an affiliate's new and proprietary ore processing technology.

Use of estimates. The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. Actual results could differ from those estimates.

Cash includes demand deposit bank accounts. Company policy includes any highly liquid investments with original maturities of three months or less.

Marketable securities are shown at market value. The $50,000 in common stock of MG Gold, Inc. was made in March, 1997 and rescinded in July, 1997 by a full refund of the purchase price.

Stock subscriptions receivable were collected in full during the quarter ended September 30, 997.

Depreciation is calculated using the straight-line method over the useful lives of property and equipment.

Mining claims include costs incurred to procure the exploration and mining rights to 3,520 acres in southeastern California. Such costs are considered exploration and development costs and are capitalized until the claims are producing or are written off as unproductive.

Intangible assets are addressed by Accounting Principles Board Opinion 17. Company policy is to capitalize and amortize such intangibles in accordance with APB 17 as they are purchased. As of October 20, 1997, no such intangibles have been purchased.

Start up costs are accounted for as prescribed by Statement of Financial Accounting Standards No. 7. Company policy is to currently expense are start up costs related to the development of the ore processing plant being built in conjunction with Desert Minerals, Inc. (see Note 2).

Income taxes are not due since the Company has losses in its first year.

Employee stock compensation plans are accounted for as prescribed by Statement of Financial Accounting Standards No. 123. Currently, the Company has no such plans.

                            GRIFFIN GOLD GROUP, INC.
                         Notes to Financial Statements


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings (Loss) per share calculations do not include the dilutive effect of common stock equivalents, if any, in years of losses.

NOTE 2 - TRANSACTIONS WITH AFFILIATES

The Company was formed in October, 1996 as a wholly-owned subsidiary of LS Capital Corporation ("LS Capital") by exchanging 5,000,000 shares of Company stock for 500,000 shares of LS Capital stock valued at the current market trading price of $.42 per share, or $210,000 . At the same time, the Company entered into agreements with LS Capital and three Canadian individuals to acquire the mining interests they currently own plus $500,000 in exchange for 5,000,000 shares of the Company and these same 500,000 shares of LS Capital. The mining interests were assigned a nominal carrying value for financial statement purposes. The Company began receiving this cash in March, 1997 and as of October 20, 1997, the Company had received the $500,000 in net capital contributions from these individuals. The Company entered into another agreement to acquire an interest in these same claims from an LS Capital board member for reimbursement of his acquisition costs, or $20,000.

On March 1, 1997, the Company entered into an agreement with Desert Minerals, Inc. ("DMI"), a sister company owned 47% by LS Capital and 48% by three of the four individual stockholders of the Company. This agreement provided for open-ended cash loans and expense reimbursements incurred by DMI to build and test a pilot ore testing and processing plant near the location of the mining claims. This pilot plant is still uncompleted as of October 20, 1997 and results of initial testing by this facility of Company mining claims are not yet completed.

A summary of amounts advanced by LS Capital and other shareholders to the Company and from the Company to DMI is as follows:


                                                     March through       July through
                                                     June 30, 1997    October 20, 1997
Cash received from sale of stock to 3 individuals     $ 436,854      $     56,407
Cash (advanced to) repayments by LS Capital            (112,215)          134,490
LS Capital stock used to pay Company expenses           252,188

     Net receipts                                     $ 576,827      $    190,897

Cash advanced to DMI, shown as to be repaid           $  95,000      $    106,040
Payment of DMI ore proc. plant start up expenses        310,840           132,362
     Net disbursements                                $ 405,840         $ 238,402

In addition to the above, in May, 1997 LS Capital contributed a truck and certain ore testing equipment to the Company valued at its original cost of $50,000. This equipment is being used on site at the DMI pilot plant facility.

January 13, 1998

INDEPENDENT ACCOUNTANTS' REPORT


To the Board of Directors and Stockholders of Griffin Gold Group, Inc.
   Houston, Texas

We have reviewed the accompanying balance sheet of Griffin Gold Group, Inc. as of September 30, 1997, and the related statements of income, stockholders' equity and cash flows for the three-month period then ended and the period from October 20, 1996 (date of inception) through September 30, 1997. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such financial statements for them to be in conformity with generally accepted accounting principles.

The statements of income, stockholders' equity and cash flows for the period from October 20, 1996 (date of inception) through June 30, 1997 (not separately presented herein, but are included in these statements for the period from October 20, 1996 [date of inception] through September 30, 1997) were audited by us, and we expressed an unqualified opinion on them in our report dated October 20, 1997, but we have not performed any auditing procedures since that date.



MALONE & BAILEY, PLLC

                            GRIFFIN GOLD GROUP, INC.
                         (A Development Stage Company)
                                 Balance Sheet
                                   UNAUDITED

                                                                 September 30,
                                                                   1997
                   ASSETS
Current Assets

     Cash                                                            $        0
     Amounts receivable from affiliates                                 190,530
     Prepaid services                                                    10,010
                                                                         ------

     Total Current Assets                                               200,540

Property and Equipment

     Vehicles                                                            24,071
     Equipment                                                           56,063
     Less:  accumulated depreciation                                     (8,013)
                                                                         ------
                                                                         72,121

Other assets - mining claims                                             26,739
                                                                         ------

     TOTAL ASSETS                                                     $ 299,400
                                                                      =========

               LIABILITIES
Current Liabilities
     Accounts payable                                                 $  12,172
     Amounts payable to affiliates                                      328,463
                                                                        -------
     Total Current Liabilities                                          340,635

Stockholders' Equity
     Preferred stock, par value $.01, 10,000,000 shares
          authorized, no shares issued or outstanding
     Common stock, par value $.01, 50,000,000 shares
          authorized, 10,000,000 shares issued and
          outstanding                                                   100,000
     Paid in capital                                                    400,000
     Deficit accumulated during the development stage                  (541,235)
                                                                       --------

     Total Stockholders' Equity                                        ( 41,235)
                                                                       --------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 299,400
                                                                       =========


           See accountants' report and notes to financial statements.

                            GRIFFIN GOLD GROUP, INC.
                         (A Development Stage Company)
                              Statements of Income
                                   UNAUDITED


                                                         October 30, 1996
                                       3 Months Ended    (Inception) to
                                       September 30,     September 30,
                                           1997             1997

Joint venture sharing of
   ore processing plant start up costs     $   97,927      $ 408,767
General and administrative                     43,677        122,376
Interest                                          -            2,079
Depreciation                                    8,013          8,013
                                                -----          -----

     Net (loss)                            $ (149,617)     $(541,235)



Net loss per common share                        $.01           $.05
Weighted average common shares
     outstanding                           10,000,000     10,000,000






















           See accountants' report and notes to financial statements.

                            GRIFFIN GOLD GROUP, INC.
                         (A Development Stage Company)
                       Statement of Stockholders' Equity
                Period from October 30, 1996 (Date of Inception)
                             to September 30, 1997
                                   UNAUDITED


                                Common Stock           Paid in     Accumulated
                            Shares        Amount       Capital       Deficit       Totals

Shares issued to
   parent company at
   inception              5,000,000     $  50,000     $ 160,000                   $210,000
Shares issued for
   cash and mining
   claims                 5,000,000        50,000       240,000                    290,000

Net(deficit)                                                        $(541,235)    (541,235)
                          ---------       -------      --------      ---------     --------

Balances,
   September 30, 1997     10,000,000     $100,000      $400,000     $(541,235)    $( 41,235)
                          ==========     ========      ========     =========     ==========






















           See accountants' report and notes to financial statements.

                            GRIFFIN GOLD GROUP, INC.
                         (A Development Stage Company)
                            Statements of Cash Flows
                                   UNAUDITED

                                                               October 30, 1996
                                             3 Months Ended     (Inception) to
                                              September 30,      September 30,
                                                 1997                 1997
Cash Flows from Operating Activities
   Net loss                                        $(149,617)     $(541,235)
   Depreciation                                        8,013          8,013
   Adjustments to reconcile net loss to net cash
    used in operating activities
     Expenses paid with issuance of S-8 stock
        of affiliate                                                252,188
     Increase in prepaid services                                   (10,010)
     Increase in accounts payable                     12,172         12,171
     Purchases (sales) of marketable securities       50,000
                                                      ------        --------
     Total Cash Flows from Operating Activities     ( 79,432)      (278,873)
                                                     --------       --------

Cash Flows from Investing Activities
   Purchase of vehicle and field equipment                         ( 30,133)
   Loans to affiliate to finance ore processing pilot
      plant start up costs                         (  95,530)      (190,530)
                                                   ---------       --------
     Total Cash Flows from Investing Activities    (  95,530)      (220,663)
                                                   ---------       --------

Cash Flows from Financing Activities
   Sales of stock                                                   493,261
   Collection of stock subscriptions receivable       56,407
   Advances from (payments to) an affiliate          118,490          6,275
                                                     -------        -------
     Total Cash Flows from Financing Activities      174,897        499,536
                                                     -------        -------

Net increase (decrease) in cash                    (      65)             0
Cash at Beginning of Period                                65             -
                                                    ---------       -------

     Cash Balance on September 30, 1997            $       0       $      0
                                                   =========       ========

Supplemental cash flow information
   Interest paid                                                   $  2,079
   Vehicle and equipment contributed by affiliate                    50,000
   Mining claim capitalized costs contributed by
      affiliates                                                     26,739

           See accountants' report and notes to financial statements.

                            GRIFFIN GOLD GROUP, INC.
                         Notes to Financial Statements


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

The unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. The financial statements contained herein should be read in conjunction with the audited financial statements of the Company. Accordingly, footnote disclosure which would substantially duplicate the disclosure in those statements has been omitted.

TABLE OF CONTENTS


AVAILABLE INFORMATION                                                          3

PROSPECTUS SUMMARY                                                             4

RISK FACTORS                                                                   6

BUSINESS                                                                      11

MANAGEMENT                                                                    17

EXECUTIVE COMPENSATION                                                        17

CERTAIN TRANSACTIONS                                                          18

PRINCIPAL STOCKHOLDERS                                                        19

THE DISTRIBUTION                                                              20

CERTAIN FEDERAL INCOME TAX CONSEQUENCES                                       21

OTHER SHARES BEING REGISTERED                                                 22

OTHER MATTERS                                                                 22

DESCRIPTION OF CAPITAL STOCK                                                  23

DIVIDEND POLICY                                                               25

USE OF PROCEEDS                                                               25

EXPERTS                                                                       25

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides that, to the fullest extent authorized by the Delaware Law, the Company shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") because he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him in connection with such Proceeding.

     Under Section 145 of the Delaware Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed Proceeding (other than an action by or in the right of the corporation) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     The Company's Certificate of Incorporation also provides that expenses incurred by a person in his capacity as director of the Company in defending a Proceeding may be paid by the Company in advance of the final disposition of such Proceeding as authorized by the Board of Directors of the Company in advance of the final disposition of such Proceeding as authorized by the Board of Directors of the Company upon receipt of an undertaking by or on behalf of such person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by the Company pursuant to the Delaware Law. Under Section 145 of the Delaware Law, a corporation must indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred in by him in connection with the defense of a Proceeding if he has been successful on the merits or otherwise in the defense thereof.

     The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law for the willful or negligent unlawful payment of dividends, stock purchase or stock redemption or (iv) for any transaction from which a director derived an improper personal benefit.

     The Company intends to attempt to procure directors' and officers' liability insurance which insures against liabilities that directors and officers of the Company may incur in such capacities.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses set forth below, will be borne by the Company.

     Item                                                          Amount

     SEC Registration Fee                                        $ 1,475.00
     Blue Sky Filing Fees and Expenses                           $ 5,000.00
     Legal Fees and  Expenses                                         *
     Accounting  Fees and  Expenses                                   *
     Miscellaneous                                                    *
     Total                                                            *

* This figure will be supplied in an amendment to the registration statement.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


     In connection with the formation of the Company, the Company issued to Edwin Hemsted ("Hemsted"), Keith J. McKenzie ("McKenzie") and Kent E. Lovelace, Jr.("Lovelace") 2,375,000, 1,375,000 and 1,125,000 shares, respectively, of the Company's common stock (the "Common Stock"), in consideration of the exertion of their influence to cause certain other persons to enter into the Exploration /Option Agreement with the Company by which the Company acquired its rights to its Claims. In addition, LS Capital Corporation, a Delaware corporation ("LS Capital"), issued to Hemsted and McKenzie 333,332 and 166,667 shares, respectively, of LS Capital common stock. In consideration of the issuance of these shares of LS Capital common stock, LS Capital was issued 5,000,000 shares of Common Stock. Originally, W.D. Groves ("Groves") was to receive 1,250,000 shares of the Common Stock and 166,666 shares of LS Capital common stock in connection with the formation of the Company and the transactions provided for in the Exploration/Option Agreement. However, Groves decided not to participate in the Company. In this connection, Groves conveyed to Hemsted the 166,666 shares of LS Capital common stock that he was to receive, and Groves conveyed to Hemsted and Douglas Schmitt 1,125,000 and 125,000 shares, respectively, of the Common Stock that he also was to receive. The figures for the number of shares set forth in the preceding paragraph take into account
Grove's conveyances of the shares he was to receive.   In further  consideration
of the issuance of their shares, Hemsted and McKenzie and Groves agreed to make an aggregate additional capital contribution to the Company in the amount of $500,000 by a specified date without the issuance of any additional shares, the failure of which may result in the forfeiture of their unsold Common Stock and LS Capital common stock. As of October 20, 1997, Hemsted, McKenzie and Groves had contributed an aggregate of $493,261 to the Company in partial fulfillment of their additional capital contribution obligations.


      Because Hemsted, McKenzie, Groves and Schmitt are Canadian nationals, the issuances of Common Stock to them are claimed to be exempt pursuant to Regulation S under the Act. Because the Company is a partially-owned subsidiary of LS Capital and Lovelace is a director of LS Capital, the issuances of Common Stock to them is claimed to be exempt pursuant Section 4(2) of the Act.

ITEM 27.  EXHIBITS

Exhibit
Number              Description

3.01           Certificate of Incorporation of the Company
3.02           Bylaws of the Company
4.01           Specimen Common Stock Certificate
5.01           Opinion and Consent of Randall W. Heinrich, Of Counsel to Gillis & Slogar,
                    as to the legality of securities being registered
10.01          Agreement dated October 30, 1996 among Zeotech Industries,
                    Inc., Ed Hemsted, W.D. Groves, KJM Capital Corp., Keith J. McKenzie, Kent E.
                    Lovelace, Jr., LS Capital Corporation and the Company.
10.02          Services Agreement dated March 1, 1997 between LS Capital Corporation and Desert Minerals, Inc.
10.03          Release and Partial Termination Agreement among W.D. Groves,
                    Zeotech Industries, Inc., Ed Hemsted, KJM Capital Corp., Keith J. McKenzie,
               Kent E. Lovelace, Jr., LS Capital Corporation and the Company.
10.04          First Amendment dated July 29,1997 to Agreement dated October
                    30, 1996 among Zeotech Industries, Inc., Ed Hemsted, W.D. Groves, KJM Capital
                    Corp., Keith J. McKenzie, Kent E. Lovelace, Jr., LS Capital Corporation and
                    the Company.
10.05          Second Amendment dated April 22, 1997 to Agreement dated
                    October 30, 1996 among Zeotech Industries, Inc., Ed Hemsted, W.D. Groves, KJM
                    Capital Corp., Keith J. McKenzie, Kent E. Lovelace, Jr., LS Capital Corporation and the Company.
10.06          Letter Employment Agreement dated March 27, 1998 between the
                    Company and Richard W. Lancaster.
10.07          Letter Agreement dated March 27, 1997 among the Company, LS
                    Capital Corporation, Desert Minerals, Inc., Douglas Schmitt, Zeotech
                    Industries, Inc. and Ed Hemsted.
10.08          Exploration Agreement and Option to Lease dated June 5, 1997 among Charles Jackson, Marie Unruh, James Hopkins, Sr., Tracy Hopkins, Rick
                    Jackson, Mara Jackson, Paul Jackson, Jared Jackson, and the Company
10.09          Agreement to Sublicense dated January ___, 1998 between the Company and LS Capital Corporation
10.10          Griffin Gold Group, Inc. 1998 Stock Option Plan
21.01          Subsidiaries of the Registrant
23.01          Consent of Malone & Bailey, PLLC
23.02          Consent of Randall W. Heinrich, Of Counsel to Gillis & Slogar, contained in Exhibit 5.01.
25.01          Power of Attorney (included on the signature page hereto).
27             Financial Data Schedule

ITEM 28.  UNDERTAKINGS


     A.   The undersigned Registrant will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act, reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and include any additional or changed material information on the plan of distribution.

          (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     B. (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     (2) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on January 23, 1998.

                                        GRIFFIN GOLD GROUP, INC.


                                        By: /s/ Richard W. Lancaster

                                        Richard W. Lancaster, President
                                        (Principal Executive Officer,
                                        Principal Financial Officer and
                                        Principal Accounting Officer)

     Pursuant to the requirements of the Securities and Exchange Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                          Title                         Date

/s/ Richard W. Lancaster      Director and President        January 23, 1998
                              (Principal Executive Officer
                              and Principal Financial
                              Officer)

/s/ Paul J. Montle            Director and Vice             January 23, 1998
                              President

/s/ C. Thomas Cutter*         Director                      January 23, 1998

*    Signed by power of attorney

EXHIBIT INDEX

Exhibit No.     Description                                           Page

3.01           Certificate of Incorporation of the Company
3.02           Bylaws of the Company
4.01           Specimen Common Stock Certificate
5.01           Opinion and Consent of Randall W. Heinrich, Of Counsel to Gillis &
                    Slogar, as to the legality of securities being registered
10.01          Agreement dated October 30, 1996 among Zeotech Industries,
                    Inc., Ed Hemsted, W.D. Groves, KJM Capital Corp., Keith J. McKenzie, Kent E.
                    Lovelace, Jr., LS Capital Corporation and the Company.
10.02          Services Agreement dated March 1, 1997 between LS Capital Corporation and Desert Minerals, Inc.
10.03          Release and Partial Termination Agreement among W.D. Groves,
                    Zeotech Industries, Inc., Ed Hemsted, KJM Capital Corp., Keith J. McKenzie,
                    Kent E. Lovelace, Jr., LS Capital Corporation and the Company.
10.04          First Amendment dated July 29, 1997 to Agreement dated October 30,
                    1996 among Zeotech Industries, Inc., Ed Hemsted, W.D. Groves, KJM Capital
                    Corp., Keith J. McKenzie, Kent E. Lovelace, Jr., LS Capital Corporation and
                    the Company.
10.05          Second Amendment dated April 22, 1997 to Agreement dated October 30,
                    1996 among Zeotech Industries, Inc., Ed Hemsted, W.D. Groves, KJM Capital
                    Corp., Keith J. McKenzie, Kent E. Lovelace, Jr., LS Capital Corporation and
                    the Company.
10.06          Letter Employment Agreement dated March 27, 1998 between the Company and Richard W. Lancaster.
10.07          Letter Agreement dated March 27, 1997 among the Company, LS Capital
                    Corporation, Desert Minerals, Inc., Douglas Schmitt, Zeotech Industries, Inc.
                    and Ed Hemsted.
10.08          Exploration Agreement and Option to Lease dated June 5, 1997 among
                    Charles Jackson, Marie Unruh, James Hopkins, Sr., Tracy Hopkins, Rick Jackson,
                    Mara Jackson, Paul Jackson, Jared Jackson, and the Company
10.09          Agreement to Sublicense dated January ___, 1998 between the Company and LS Capital Corporation
10.10          Griffin Gold Group, Inc. 1998 Stock Option Plan
21.01          Subsidiaries of the Registrant
23.01          Consent of Malone & Bailey, PLLC
23.02          Consent of Randall W. Heinrich, Of Counsel to Gillis & Slogar,
                    contained in Exhibit 5.01.
25.01          Power of Attorney (included on the signature page hereto).
27             Financial Data Schedule